SCHEDULE 14A INFORMATION

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Bristol-Myers Squibb Company

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March 23, 2009

NOTICE OF 2009 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 5, 2009 AT 9:45 A.M. BRISTOL-MYERS SQUIBB COMPANY 777 SCUDDERS MILL RD. PLAINSBORO NEW JERSEY

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the company’s offices located in Plainsboro, New Jersey, on Tuesday, May 5, 2009, at 9:45 a.m.

These materials include the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, the ratification of the appointment of an independent registered public accounting firm and the consideration of four stockholder proposals. We will also review the status of the company’s business at the meeting.

Last year, over 87% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Please follow the instructions in the Proxy Statement on how to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only. Please bring photo identification.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

JAMES M. CORNELIUS Chairman of the Board and Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the 2009 Annual Meeting of Stockholders will be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on Tuesday, May 5, 2009, at 9:45 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

•	to elect eleven directors to the Board of Directors, each for a term of one year;

•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2009;

•	to consider four stockholder proposals, if presented at the meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our common and preferred stock at the close of business on March 12, 2009, will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

Secretary

Dated: March 23, 2009

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO WWW.PROXYVOTE.COM and vote via the Internet;

(2)	CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

PROXY STATEMENT

DIRECTIONS TO OUR PLAINSBORO OFFICE	Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being delivered to all stockholders of record as of the close of business on March 12, 2009 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 5, 2009. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is “Notice and Access” and how does it affect me?

The SEC has adopted a “Notice and Access” model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will save us money by reducing printing and mailing costs. Accordingly, we have decided that all stockholders who hold fewer than 1,000 shares of our common and preferred stock will receive a “Notice of Internet Availability of Proxy Materials.” This Notice will provide instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically will receive a link to access our proxy materials by email. If you hold 1,000 or more shares and have not previously elected to receive materials electronically or if you are a pension plan participant who did not provide consent to receive materials electronically, you will be mailed a paper copy of the proxy materials. We encourage all of our stockholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is “householding” and how does it work?

“Householding” is a procedure we adopted whereby stockholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154 or by calling us at (212) 546-3309.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 12, 2009, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 12, 2009 will be entitled to vote at the 2009 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

(i)	via Internet at www.proxyvote.com;

(ii)	by telephone at (800) 690-6903;

(iii)	by mail, if you received a paper copy of the proxy materials; or

(iv)	in person at the Annual Meeting.

Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you received a paper copy of the proxy materials and choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

If you wish to vote in person, you can vote your shares in person at the Annual Meeting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding routine matters, which in most cases includes the election of directors and the ratification of the appointment of the independent registered public accounting firm.

Under NYSE rules, the approval of any stockholder proposals are considered “non-discretionary” items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the following items will be voted upon:

(i)	the election of eleven directors to the Board, each for a term of one year;

(ii)	the ratification of the appointment of our independent registered public accounting firm; and

(iii)	four stockholder proposals, if presented at the meeting.

We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009 and AGAINST each of the four stockholder proposals.

How many votes are needed to have the proposals pass?

A majority of votes cast at the meeting is required to elect each director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (abstentions and broker non-votes will not be counted as a vote cast with respect to that director) in order for the director to be elected.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm and the adoption of each of the stockholder proposals. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will not be counted as shares present and entitled to vote and will have no effect on the outcome of the vote on any particular proposal.

How are the votes counted?

In accordance with the laws of Delaware, our Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

(i)	by giving timely written notice of the revocation to the Secretary of Bristol-Myers Squibb;

(ii)	by casting a new vote by telephone or by the Internet; or

(iii)	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the Directors’ Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of company business through regular written reports and analyses and discussions with the Chairman and CEO and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

The Committee on Directors and Corporate Governance continually reviews corporate governance issues. Listed below are some of the significant corporate governance initiatives we have adopted:

Director Elections

•     Our directors must be annually elected by our stockholders.

•     Our directors must receive a majority of the votes cast in uncontested elections to be elected.

•     We have a director resignation policy that requires a current director to tender his or her resignation to the Board if such director does not receive a majority of the votes cast. The Committee on Directors and Corporate Governance will recommend to the full Board whether to accept the resignation or whether to take other action.

Political Contributions

•     We currently disclose on a semi-annual basis all political contributions to political committees, parties or candidates on both state and federal levels that are made by our company or our employee political action committee. In addition, we disclose the amount of our dues or other payments made to trade associations to which we give $100,000 or more that can be attributed to political contributions. Such disclosure may be viewed on our website.

•     Our Committee on Directors and Corporate Governance provides oversight of our political contributions and annually reviews our political contribution policy.

Stockholder Rights Plans

•     We do not currently have a stockholder rights plans.

•     All stockholder rights plans must be approved by a minimum of two-thirds of the Board.

•     All stockholder rights plans must expire one year after Board adoption unless approved by our stockholders.

Supermajority Provisions

•     We eliminated all of our supermajority voting provisions affecting the rights of common stockholders in our Restated Certificate of Incorporation, except for the requirement that a supermajority vote is needed to eliminate the annual election of directors and return to a classified Board structure.

•     Our Bylaws do not contain any supermajority voting provisions.

Related Party Transactions

•     We have adopted related party transaction policies and procedures that require the Committee on Directors and Corporate Governance to review and approve related party transactions. These policies and procedures are described in greater detail beginning on page 15 of this Proxy Statement.

In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The Compensation Discussion and Analysis beginning on page 20 discusses many of these policies and procedures.

Board’s Role in Strategic Planning

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to effectuate our strategy. Our Board has been instrumental in determining our strategy to combine the best of biotechnology with pharmaceuticals to become a best-in-class next generation biopharmaceutical company characterized by an agile and entrepreneurial culture. The Board is overseeing the implementation of our Productivity Transformation Initiative, which is central to our strategy. In addition, each of our four standing Board committees (the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee), regularly meet to discuss both the short-term and long-term objectives relating to the committee’s areas of responsibility and oversight.

Director Independence

It is the policy of our Board that a substantial majority of its members be independent from management and the Board has adopted independence standards that meet, and in some areas exceed, the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines, that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for James M. Cornelius and Lamberto Andreotti. Mssrs. Cornelius and Andreotti are not considered independent directors because of Mr. Cornelius’ employment as Chief Executive Officer and Mr. Andreotti’s employment as President and Chief Operating Officer of our company.

The independent directors are Lewis B. Campbell, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, Vicki L. Sato, Ph.D., Togo D. West, Jr. and R. Sanders Williams, M.D. In determining that each director is independent (with the exception of Mssrs. Cornelius and Andreotti), the Board considered the following relationships under our categorical standards (see Annex A).

•

Messrs. Campbell and Freeh, and Drs. Glimcher, Sato and Williams, or one of their immediate family members, are or formerly were directors, executive officers, employees or consultants of companies that made payment to, or received payment from, the company for property or services in an amount which did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

Messrs. Freeh, Grobstein and West, and Drs. Glimcher, Sato and Williams, are or formerly were directors, trustees or members of a charitable organization or non-profit organization to which the company, or the Bristol-Myers Squibb Foundation, made discretionary charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Lead Independent Director

On February 11, 2008, Mr. Robinson retired as our Chairman of the Board and the Board elected Mr. Cornelius to serve as both Chairman of the Board and Chief Executive Officer. The Board

determined that it was appropriate to combine the roles of Chairman and Chief Executive Officer at that time to help guide the company through its transition to a next generation biopharmaceutical company. As a good corporate governance measure, the independent directors also elected Lewis B. Campbell, the current Chair of the Compensation and Management Development Committee, as the Lead Independent Director. The Lead Independent Director is selected annually by the independent directors and on March 3, 2009, Mr. Campbell was selected as Lead Independent Director to serve for another one-year term. The responsibilities of the Lead Independent Director are set forth in Annex B.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2008, the Board of Directors met fourteen times. The average aggregate attendance of directors at Board and committee meetings was over 90%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met in executive sessions five times during 2008 to discuss such topics as our independent directors determined, including the evaluation of the performance of our Chief Executive Officer. Mr. Campbell presided over these sessions.

Annual Meeting of Stockholders

Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders. In 2008, all of the 2008 nominees for director attended the Annual Meeting of Stockholders.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that, all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Michael Grobstein and Alan J. Lacy each qualify as an “audit committee financial expert” under the applicable SEC rules.

Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.bms.com/ourcompany/governance. Each of these Board committees has the resources and authority appropriate to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

On March 4, 2008, the Board established a Securities Issuance Committee to determine and approve the terms and provisions of securities issued by the company on May 1, 2008. The members of the Securities Issuance Committee were James M. Cornelius, Lewis B. Campbell and Michael Grobstein. The Securities Issuance Committee met once and upon issuance of the securities, the Securities Issuance Committee was dissolved.

The table below indicates the current members of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee, the primary responsibilities of each committee and the number of meetings held in 2008:

Committee	Current Members	Primary Responsibilities	No. of Meetings
Audit	Michael Grobstein (Chair) Lewis B. Campbell Louis J. Freeh Laurie H. Glimcher, M.D. Leif Johansson Alan J. Lacy

•     overseeing and monitoring the quality of our accounting and auditing practices;

•     appointing, compensating and providing oversight of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting;

•     assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and independent registered public accounting firm and (iii) business risk assessment and business risk management;

•     reviewing our disclosure controls and procedures, internal controls, periodic filings with the U.S. Securities and Exchange Commission (SEC), earnings releases and earnings guidance;

•     producing the required Audit Committee Report for inclusion in our Proxy Statement; and

•     overseeing investigations into complaints concerning financial or accounting matters.

10
Compen- sation and Management Development	Lewis B. Campbell (Chair) Michael Grobstein Leif Johansson Vicki L. Sato, Ph.D. Togo D. West, Jr.

•     reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs;

•     annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending for approval by three-fourths of our independent directors the CEO’s compensation based on this evaluation;

•     reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management;

•     overseeing our management development programs, performance assessment of senior executives and succession planning; and

•     reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board, whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement.

8

Committee	Current Members	Primary Responsibilities	No. of Meetings
Directors and Corporate Governance	Louis J. Freeh (Chair) Lewis B. Campbell Laurie H. Glimcher, M.D. Alan J. Lacy Togo D. West, Jr. R. Sanders Williams, M.D.

•     developing and recommending to our Board a set of Corporate Governance Guidelines and periodically reviewing such guidelines;

•     identifying and recommending corporate governance best practices;

•     reviewing and recommending annually to our Board of Directors the compensation of non-employee directors;

•     considering questions of potential conflicts of interest of directors and senior management, including approving related party transactions;

•     defining specific categorical standards for director independence;

•     considering matters of corporate social and public responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders;

•     identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of stockholders; and

•     overseeing our Board’s annual evaluation of its performance.

			4
Science and Technology	Laurie H. Glimcher, M.D. (Chair) Vicki L. Sato, Ph.D. R. Sanders Williams, M.D. Elliott Sigal, M.D., Ph.D.*	• reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving long-term R&D objectives; • reviewing and advising our Board on our internal and external investments in science and technology; and • identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company.	7

*	Dr. Sigal is our Executive Vice President, Chief Scientific Officer and President, Research and Development.

Compensation Committee Interlocks and Insider Participation

There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2008.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of our company such as business, science, medicine, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. Each director must represent the interests of our stockholders.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for Board membership. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman and CEO, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman and CEO and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by a comprehensive written resume of the recommended nominee’s business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors has nominated eleven current directors, Lamberto Andreotti, Lewis B. Campbell, James M. Cornelius, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, Vicki L. Sato, Ph. D., Togo D. West, Jr. and R. Sanders Williams, M.D., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2010 Annual Meeting. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

A majority of the votes cast is required to elect directors. Any nominee for director who does not receive a majority of votes cast will tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board’s decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the Securities and Exchange Commission on Form 8-K.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Directors

Director since 2009

LAMBERTO ANDREOTTI

President and Chief Operating Officer of our company since March 2009. Mr. Andreotti has been with Bristol-Myers Squibb for 11 years. From March 2008 to March 2009, Mr. Andreotti served as Executive Vice President and Chief Operating Officer of BMS. From May 2007 until March 2008, he served as Executive Vice President of BMS and Chief Operating Officer of Worldwide Pharmaceuticals, a division of BMS. Mr. Andreotti served as Executive Vice President of BMS and President of Worldwide Pharmaceuticals, from 2005-2007 and as Senior Vice President and International President of Worldwide Pharmaceuticals from 2002-2005. He is Vice Chairman of the Board of Directors of Mead Johnson Nutrition Company. Age 58.

Director since 1998

LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, industrial products and components and financial industries. Mr. Campbell is a member of The Business Council and The Business Roundtable where he serves on the Security Task Force and the International Trade and Investment Task Force. Age 62.

Director since 2005

JAMES M. CORNELIUS

Chairman and Chief Executive Officer of our company since February 11, 2008. Mr. Cornelius served as our Chief Executive Officer since September 12, 2006. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation. He served as Guidant’s Non-Executive Chairman of the Board from 2000 until 2005. Mr. Cornelius is a Director of Given Imaging Ltd. and Chairman of the Board of Directors of Mead Johnson Nutrition Company. Age 65.

Director since 2005

LOUIS J. FREEH

President, Freeh Group International Solutions, LLC, a consulting firm, and Managing Partner, Freeh Sullivan Sporkin, LLP, a law firm, since 2007. Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation, a bank holding company, from 2001 until its acquisition by Bank of America in January 2006. He served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Mr. Freeh serves as Independent Compliance Advisor for Daimler AG, formerly DaimlerChrysler AG. Age 59.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Waters Corporation. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences, American Association of Immunologists, National Academy of Science USA, and the Institutes of Medicine of the National Academy of Sciences. She sits on the Memorial Sloan-Kettering Cancer Center Board of Scientific Consultants and on the Scientific Advisory Boards of the Burroughs-Wellcome Fund, Cancer Research Institute, Immune Disease Institute, Health Care Ventures, Inc., Nodality Inc., Abpro, Inc. and Sandler Foundation Fund. Age 57.

Director since 2007

MICHAEL GROBSTEIN

Retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He is a Director of Given Imaging Ltd. He serves on the Board of Trustees and Executive Committee of the Central Park Conservancy and on the Board of Directors of New Yorkers for Parks. Age 66.

Director since 1998

LEIF JOHANSSON

President of AB Volvo and Chief Executive Officer of the Volvo Group, a global commercial transport equipment group, since 1997. Between 1979 and 1997, Mr. Johansson held various executive positions in AB Electrolux, a world leader in appliances, including serving as CEO between 1994 and 1997. He is a Director of Svenska Cellulosa Aktiebolaget SCA, The Confederation of Swedish Enterprise, Royal Swedish Academy of Engineering Sciences, the Association of Swedish Engineering Industries, Association des Constructeurs Europeens d’Automobiles, ACEA and ACEA Commercial Vehicles. He is also a member of the European Business Roundtable of Industrialists. Age 57.

Director since 2008

ALAN J. LACY

Senior Adviser to Oak Hill Capital Partners, L.P., a private equity investment firm, since 2007. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a department store, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer from 2000 to 2005. He also served as Vice Chairman from 2005 to 2006. He is a Director of The Western Union Company. He serves on the Board of Trustees of Fidelity Funds and The Field Museum of Natural History and is Chairman of the Board of Trustees of the National Parks Conservation Association. Age 55.

Director since 2006

VICKI L. SATO, PH.D.

Professor of management practice at the Harvard Business School and Professor of molecular and cell biology at Harvard University since July 2005. In 2006, Dr. Sato became Special Advisor to Atlas Venture, a global venture capital firm. Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance in 2005. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000. She is a Director of PerkinElmer Corporation, Infinity Pharmaceuticals and Alnylam Pharmaceuticals. Age 60.

Director since 2008

TOGO D. WEST, JR.

Chairman of TLI Leadership Group, a strategic consulting firm, since 2006 and Chairman of Noblis, Inc., a nonprofit science, technology and strategy organization, since 2001. From 2004 to 2006, Secretary West was the Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004. Secretary West served as Secretary of the United States Department of Veterans Affairs from 1998 to 2000 and Secretary of the United States Army from 1993 to 1998. He is a Director of FuelCell Energy, Inc., Krispy Kreme Doughnuts and AbitibiBowater Inc. He is also a Trustee of Boy Scouts of America. Age 66.

Director since 2006

R. SANDERS WILLIAMS, M.D.

Senior Vice Chancellor for Academic Affairs at Duke University Medical Center since 2007 and Dean of Duke University School of Medicine from 2001 to 2007. Dr. Williams joined the Duke faculty in 1980 as an assistant professor of medicine, physiology and cell biology. Dr. Williams is a Director of Laboratory Corporation of America, and is a Consultant to Phrixus, Inc. He has served recently on the Director’s Advisory Committee of the National Institutes of Health and the Board of External Advisors to the National Heart, Lung and Blood Institute. He is governing board member of Duke-NUS Graduate Medical School, Singapore. He is also a member of the Institute of Medicine of the National Academy of Sciences and a fellow of the American Association for the Advancement of Science. Age 60.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact a non-management director may do so in writing by sending a letter to:

[Name of Director]

c/o Corporate Secretary

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Standards of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

The Board has adopted written policies and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

•

Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction shall be disclosed to the Committee on Directors and Corporate Governance.

•

The Committee on Directors and Corporate Governance shall review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party’s interest in the transaction.

•

If it is impractical or undesirable to wait until a Committee meeting to consummate an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

•

In the event the company becomes aware of an interested transaction that has not been approved, the Committee shall evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

•	No director shall participate in any discussion or approval of the interested transaction for which he or she is a related party.

•

If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and shall review and assess such ongoing relationships on at least an annual basis.

•

Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

The Committee on Directors and Corporate Governance has approved the following related party transactions in accordance with our policy and Bylaws:

•

As explained in greater detail on page 38, for security reasons, Mr. Cornelius was required to use non-commercial aircraft, including using non-commercial aircraft for personal flights. Mr. Cornelius has offered to reimburse us for his personal use of company aircraft. Federal Aviation Regulations, however, generally prohibit an executive from directly reimbursing a company for any personal use of company aircraft, unless the company and the executive have entered into a “time share” agreement. We entered into an Aircraft Time Sharing Agreement with Mr. Cornelius whereby Mr. Cornelius leases from us the company aircraft, crew and flight services for some of his personal flights. Under the Aircraft Time Sharing Agreement, Mr. Cornelius is permitted to reimburse us up to an amount equal to 200% of fuel costs plus specific trip related expenses. This amount is the maximum amount of reimbursement permitted by law. In 2008, Mr. Cornelius paid $47,715.70 to the company pursuant to the Aircraft Time Sharing Agreement.

•

The Officers and Directors Indemnification Trust One was formed on October 20, 2005 pursuant to the settlement agreement among Bristol-Myers Squibb Company, our directors and officers, and our D&O insurers. The trust was formed to fund, under certain conditions, the payment of any settlement of judgment costs, including any award of attorneys’ fees to counsel for plaintiffs, incurred by or on behalf of certain of our current and former directors and officers in any derivative lawsuit brought on behalf of Bristol-Myers Squibb for which a claim for coverage under the policies released in the settlement could have been made. Insurance proceeds received in the settlement in the amount of $38.5 million have been deposited into this trust. An independent Trustee administers the Trust. No distribution was made in 2008. If the Trust has not already been terminated pursuant to the Trust Agreement, it will terminate on October 20, 2010. Bristol-Myers Squibb is the residual beneficiary of the Trust and will therefore receive any trust property that remains in the Trust upon its termination.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters, links to Reports of Insider Transactions and listings of our Board of Directors and Executive Officers are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to any interested party who requests them by writing to: Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

2008 Director Compensation Program

We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors’ compensation practices and compares them against the practices of the companies in our peer group. Our peer group is listed on page 24. The Committee submits its recommendations for director compensation to the full Board for approval.

Management has engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC) to review market data and competitive information on director compensation. Consistent with our desire to attract and retain highly skilled and experienced directors, the Committee on Directors and Corporate Governance, in consultation with FWC, determined that it was appropriate to target director compensation between the median and 75% of the companies in our peer group. Because the company’s nine non-management directors is fewer than the peer median of 11, the aggregate cost of our director compensation program is between the peer group 25th percentile and median. Mr. Cornelius did not receive any additional compensation for serving as a director. The Committee believes the total compensation package for directors we offer continues to be reasonable, and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

The components of our standard non-management directors’ compensation for 2008 were as follows:

Cash Compensation

In 2008, our non-management directors received an annual retainer of $60,000 and an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Lead Independent Director and each of the Chairs of the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee received an annual retainer of $20,000.

Deferral Program

A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the preceding calendar year in which the compensation is earned. Deferred funds may be credited to one or more of the following funds: a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Equity Compensation

Under the 1987 Deferred Compensation Plan for Non-Employee Directors, on February 1, 2008, all non-management directors received an annual award of deferred common share units valued at $110,000. These deferred common share units are non-forfeitable at grant. In addition, our directors determined that it was more equitable to grant new directors a pro-rata portion of the annual deferred share unit award at the time the director joins the company’s Board. On June 10, 2008, our directors determined it was appropriate to award all non-management directors that had joined the Board since February 1, 2005, a special one-time grant of deferred share units equal to the pro-rata portion of the annual award of deferred share units he or she would have received if such director had been able to receive pro-rata awards upon joining the Board. On June 30, 2008, the following directors received a special grant of deferred share units as detailed below:

Director	No. of Deferred Share Units Awarded
Louis J. Freeh	761.11
Michael Grobstein	3,151.88
Alan J. Lacy	291.66
Vicki L. Sato	1,107.53
Togo D. West, Jr.	84.67
R. Sanders Williams	772.22

Share Retention Requirements

All non-management directors must acquire a minimum of 5,000 BMS shares and/or share units within three years of joining the Board and must maintain this ownership level while serving as a director. We require that 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained ownership of 5,000 BMS shares or share units. All of our current directors have met our share retention requirements.

Charitable Contribution Programs

Each director participates in our Directors’ Charitable Contribution Program. Upon the death of a director, we will donate $500,000 to up to five qualifying charitable organizations designated by the director. Mr. Robinson participated in our legacy Directors’ Charitable Contribution program which was partially funded by life insurance policies. The policies provide for a $1 million death benefit. Upon the death of a director, we will donate one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distributions according to the Foundation’s program for charitable contributions. We eliminated the use of life insurance policies in 1993. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us.

Each director was also able to participate in our company-wide matching gift program in 2008. We matched dollar for dollar a director’s contribution to qualified charitable and educational organizations up to $20,000. This benefit was also available to all company employees. In 2008, each of the following directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Campbell, Cornelius, Grobstein, Lacy and Robinson and Drs. Glimcher and Williams.

Chairman Compensation for Mr. Robinson

James D. Robinson III, who retired from the Board on May 6, 2008, served as our Independent Chairman until February 11, 2008. In connection with his service as Independent Chairman, we entered into a Restricted Stock Unit Agreement with Mr. Robinson that granted him 40,000 restricted stock units, payable in cash. Pursuant to his agreement, the restricted stock units vested 50% on the date of the 2007 and 2008 annual meetings. As Independent Chairman, Mr. Robinson had significantly greater responsibilities than other directors, including presiding over executive sessions of the non-management directors, serving as a liaison between the CEO and the independent directors, frequently discussing the strategy and direction of the company with senior management, serving as Chairman of the CEO Search Committee and serving as a member, ex-officio, of all Board committees. As a member, ex-officio, he did not receive per meeting fees for his attendance at Board committee meetings. Due to Mr. Robinson’s additional responsibilities as Independent Chairman, he received an annual chair retainer of $360,000 per year paid on a quarterly basis, in addition to the standard compensation all independent directors receive. Mr. Robinson was paid $90,000 for the chairman retainer for the first quarter of 2008.

2009 Director Compensation

In January 2009, the Committee on Directors and Corporate Governance reviewed market data and other analyses prepared by FWC. Based on this analysis, the Committee determined that no significant structural or compensation level changes were necessary to the current Board compensation program at that time.

Director Compensation Table

The following table sets forth information regarding the compensation earned by our directors in 2008:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
L. Andreotti(6)	$0	$0	$0		$0	$0
L. B. Campbell	$161,759	$110,000	$0		$6,667	$278,426
J. M. Cornelius	$0	$0	$0		$0	$0
L. J. Freeh	$136,000	$125,603	$0		$0	$261,603
L. H. Glimcher, M.D.	$154,000	$110,000	$0		$500	$264,500
M. Grobstein	$150,000	$174,614	$0		$20,000	$344,614
L. Johansson	$118,000	$110,000	$0		$0	$228,000
A. J. Lacy(7)	$112,000	$115,979	$0		$520,000	$747,979
J. D. Robinson III(8)	$118,968	$48,187	$0	($7,981)	$24,598	$183,772
V. L. Sato, Ph.D.	$118,000	$132,705	$0		$0	$250,705
T. D. West, Jr.(9)	$110,667	$111,736	$0		$500,000	$722,403
R. S. Williams, M.D.	$110,000	$125,831	$0		$12,000	$247,831

(1)	Includes the annual retainer (pro-rated for partial-year service), committee chair retainers (pro-rated for partial-year service) and meeting fees. For Mr. Robinson, amount includes a 1Q08 retainer of $90,000 for services as Chairman of the Board. All or a portion of compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors deferred the following amounts in 2008 which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
L. B. Campbell	$0	—	—
J. M. Cornelius	$0	—	—
L. J. Freeh	$0	—	—
L. H. Glimcher, M.D.	$60,000	100%	2,820
M. Grobstein	$37,500	23%	369
L. Johansson	$0	—	—
A. J. Lacy	$0	—	—
J. D. Robinson III	$0	—	—
V. L. Sato, Ph.D.	$1,250	100%	59
T. D. West, Jr.	$14,167	100%	666
R. S. Williams, M.D.	$55,000	100%	2,592

(2)	On February 1, 2008, each of the non-management directors then serving as a director received a grant of 4,648 deferred share units valued at $110,000 based on the fair market value on the day of grant of $23.67. In addition, for each of Mssrs. Freeh, Grobstein, Lacy and West and Drs. Sato and Williams, includes a special deferred share unit grant with a fair market value on the day of grant of $20.50. The full grant-date value of these awards is included. These deferred share units are fully vested (non-forfeitable) at grant. The number and market value (based upon the fair market value on December 31, 2008 of $23.03) of all deferred share units held by each of these directors as of December 31, 2008 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

	As of December 31, 2008
Name	# of Deferred Share Units	Market Value
L. B. Campbell	43,458	$1,000,832
J. M. Cornelius	4,658	$107,264
L. J. Freeh	12,369	$284,863
L. H. Glimcher, M.D.	38,899	$895,844
M. Grobstein	9,506	$218,927
L. Johansson	22,947	$528,470
A. J. Lacy	5,152	$118,659
J. D. Robinson III	0	$0
V. L. Sato, Ph.D.	10,607	$244,287
T. D. West, Jr.	5,619	$129,414
R. S. Williams, M.D.	14,530	$334,627

In addition, on June 15, 2005, upon assuming his role as Chairman of the Board, Mr. Robinson received 40,000 restricted stock units, payable in cash, 50% of which vested on the 2007 annual meeting date and 50% of which vested on the 2008 annual meeting date. Dividends were reinvested on these units. In addition, the company recognized expense for Mr. Robinson’s restricted stock units of -$61,813 in 2008. On 5/6/2008, Mr. Robinson received 45,802.82 shares of restricted stock with a value of $1,064,915.7 based on the fair market value on that date of $23.25.

(3)	There was no expense recognized for options in 2008. The number and intrinsic value (based upon the fair market value on December 31, 2008 of $23.03) of all stock options held by each of these directors as of December 31, 2008 is set forth below.

	As of December 31, 2008
Name	# of Stock Options	Intrinsic Value
L. B. Campbell	23,439	$0
J. M. Cornelius	5,000	$0
L. J. Freeh	2,500	$0
L. H. Glimcher, M.D.	23,439	$0
M. Grobstein	0	$0
L. Johansson	23,439	$0
A. J. Lacy	0	$0
J. D. Robinson III	23,439	$0
V. L. Sato, Ph.D.	0	$0
T. D. West, Jr.	0	$0
R. S. Williams, M.D.	0	$0

(4)	The defined benefit pension plan for directors was discontinued in 1996 and benefits were frozen at that time. Mr. Robinson participated in the plan. The reported change in value is the result of changes in interest rates and the retirement plan mortality table.

(5)	Amounts include (i) premiums of $4,598 for Mr. Robinson that we paid on life insurance policies which partially fund the Directors’ Charitable Contribution Program, (ii) company matches of charitable contributions in the amount of $6,667 for Mr. Campbell, $500 for Dr. Glimcher, $20,000 for Mr. Grobstein, $20,000 for Mr. Lacy, $20,000 for Mr. Robinson and $12,000 for Dr. Williams under our matching gift program and (iii) the right of each of Mssrs. Lacy and West to direct a charitable contribution of $500,000 upon such director’s death under the Directors’ Charitable Contribution Program, which accrues at the time a director joins our Board.

(6)	Mr. Andreotti joined the Board on March 3, 2009.

(7)	Mr. Lacy joined the Board on January 2, 2008.

(8)	Mr. Robinson retired from the Board as of May 6, 2008.

(9)	Mr. West joined the Board on January 22, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (CD&A) aims to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers (our CEO, CFO, former CFO and the three other most highly paid executives of our company). Our CD&A first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main components of our compensation program. We then detail the process for, and analyze the Compensation and Management Development Committee’s determination of, the resultant compensation of our Named Executive Officers. Finally, we discuss our 2009 compensation program changes, outline other benefits we provide to our Named Executive Officers and describe several of our key executive compensation policies.

Executive Summary

2008 Financial Performance

Our executive compensation program is directly tied to the financial performance of our company. The successful implementation of our strategy, the continuing effects of our Productivity Transformation Initiative related to our transformation into a next-generation biopharmaceutical company and the improvement of our net cash position through the sale of non-core business areas and the sale of our shares of ImClone Systems all contributed to the positive financial performance of our company as detailed below:

Financial Measure	Actual	Target	Achievement Level
Non-GAAP Diluted Earnings Per Share(1)	$1.74	$1.54	113.0%
Net Sales ($=MM)	$20,597	$19,627	104.9%
Non-GAAP Net Operating Cash Flow ($=MM)(2)	$3,852	$3,333	115.6%
Non-GAAP Pretax Profit Margin(3)	20.7%	18.8%	110.1%

(1)	As disclosed in our fourth quarter and full-year 2008 earnings release issued on January 27, 2009, 2008 GAAP earnings per share from continuing operations were $1.59. Non-GAAP diluted earnings per share from continuing operations were $1.74. Non-GAAP diluted earnings per share excluded specified items. For a reconciliation of GAAP to non-GAAP, see the appendices to the earnings release.

(2)	As disclosed in our Annual Report on Form 10-K filed on February 20, 2009, GAAP net cash from operating activities for 2008 was $3,707 million. For a reconciliation of GAAP to non-GAAP, see the fourth quarter package of financial information on our website at www.bms.com/ir.

(3)	Our GAAP pretax profit margin for 2008 was 26.6%. For a reconciliation of GAAP to non-GAAP, see the fourth quarter package of financial information on our website at www.bms.com/ir.

As displayed in the table on page 32, our total shareholder return (stock price appreciation plus dividends) ranked second among 12 major pharmaceutical companies over the three-year period from December 31, 2005 through December 31, 2008.

Impact of New Strategy on Compensation Program

In connection with our strategy to transform into a next-generation biopharmaceutical company, we implemented several changes to our 2008 compensation program that are aligned with our Productivity Transformation Initiative to reduce costs, streamline operations and rationalize global manufacturing. These program changes are described below:

•

Annual Incentive Plan: To accelerate financial growth, we are aiming to create a more agile and entrepreneurial culture. Part of this objective is to create more seamless teamwork across the organization and greater personal accountability. To help achieve this objective, we redesigned our annual incentive plan for 2008. The new design is comprised of two elements. First, the company bonus pool was funded based on two corporate-wide measures that are key drivers of stockholder value: U.S. non-GAAP diluted earnings per share (a measure that was used in 2007) and cash flow (a measure that is being used for the first time in 2008). Target bonuses, in turn, are subject to adjustment upward or downward based upon the company’s performance against these corporate-wide measures. This serves to align all bonus participants worldwide with the interests of stockholders as well as drive cross-divisional cooperation to maximize corporate-level financial performance. Second, assuming funding of the bonus pool, the actual bonus each employee earns was based entirely on individual performance relating to Results and Behaviors. In past years, bonus participants had at least half of their bonus payment tied to the achievement of corporate or divisional objectives. Tying 100% of bonus earnings to individual performance raises the level of personal accountability within the organization.

•

Long-Term Performance Award Program: To drive continued cost reductions and productivity improvements over the next three years, we granted a special, one-time long-term performance award to all executives worldwide in 2008. The payout of this award will be tied to the extent that cash flow and pretax margin goals are achieved over the 2008-2010 performance period. Not only are these performance measures tied directly to our productivity efforts, they also represent key drivers of stockholder value. The top 100 or so executives are normally eligible for long-term performance awards on an annual basis. For this group, the special award was granted in addition to a regular 2008-2010 long-term performance award. Payout of the regular award will be tied to earnings per share and sales, the same measures used under the 2007-2009 award. In addition, approximately 400 other executives who are not normally eligible for long-term performance awards received, on a one-time basis, the special 2008-2010 award.

•

Elimination of Executive Perquisites: Except as set forth on pages 37-38, we eliminated executive perquisites for our executives on the Management Council. This action aligns with the company’s Productivity Transformation Initiative, the goal of which is to reduce and avoid costs which are not essential to our long-term growth strategy.

Additionally, we shifted from granting stock option and restricted stock unit awards based on a fixed-share guideline (based on a fixed number of shares) to awards based on a fixed-value guideline (based on a fixed dollar amount) for the annual awards granted on March 4, 2008. We will continue to grant fixed-value awards for the foreseeable future, including granting long-term performance awards on a fixed-value basis beginning in 2009. We shifted to fixed-value awards to create better alignment between the intended target value of awards and the value actually delivered on the grant date.

Executive Compensation Philosophy

Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package. Each of these elements is described below:

Pay for Performance: We structure our compensation program to align the interests of our senior executives with the interests of our stockholders. We believe that an employee’s compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a significant part of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as meeting key behavioral standards. We also believe that a significant amount of compensation should be at risk. A substantial portion of an executive’s compensation, therefore, is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

Competitive Pay: We believe that a competitive compensation program is an important tool to help attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We aim to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. In certain circumstances, we may target pay above or below the competitive median to help attract or retain executives, as necessary, or to recognize differences in their qualifications, responsibilities, role criticality and/or potential. By providing compensation that is competitive with our peer companies, we reduce the risk that our executives can be recruited away.

Our compensation program is also designed with the following principles in mind:

•	to pay our employees equitably relative to one another based on the work they do, the capabilities and experience they possess, and the performance they demonstrate;

•	to promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce;

•	to motivate our executives to deliver high performance with the highest integrity; and

•	to continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail beginning on page 39.

Additionally, we believe our compensation program is designed so as not to encourage executives to take unreasonable risks that may harm stockholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, by using three different forms of long-term incentives, by placing caps on our incentive award payout opportunities, and by having stock ownership and stock retention requirements.

Our Compensation Program Design

This section will explain how we determine the design of our executive compensation program. We believe our compensation program is reasonable and appropriate because it is aligned with our business goals to achieve our mission and deliver value to our stockholders.

Compensation and Management Development Committee

The Compensation and Management Development Committee (“Committee”) is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy. The “Committees of Our Board” section beginning on page 7 discusses the duties and responsibilities of the Committee in more detail.

Compensation Consultant

The Committee has retained Mercer (US) Inc. as its compensation consultant since October of 2002. Mercer reports directly to the Committee and the Committee directly oversees the fees paid for services provided to the Committee. The Committee instructs Mercer to give advice to the Committee independent of management and to provide such advice for the benefit of our company and stockholders. Mercer assisted the Committee by providing the following services in 2008:

•	Participated in the design and development of our executive compensation program;

•	Provided competitive benchmarking and market data analysis;

•	Provided analysis and industry trends relating to the compensation of our CEO and Named Executive Officers;

•	Provided an annual review of our change-in-control benefits, including analyzing these benefits against our peer companies and best practices;

•	Reviewed and advised on all materials provided to the Committee for discussion and approval; and

•	Attended all of the Committee’s regular meetings in 2008.

Our company business units may retain Mercer consultants for discrete human resource services in the U.S. and abroad. The members of the Mercer consulting team giving advice to the Committee, however, may not provide any other service to our company. We engage in a competitive bidding process when selecting a company to provide human resource services to our business units. If Mercer wishes to provide such services, it must bid on the services, along with other viable competitors. The Committee annually reviews the overall fees incurred by the Committee and the fees incurred by company business units for services provided by Mercer. In addition, Mercer follows rigorous internal guidelines and practices to guard against any conflict and to ensure the objectivity of their advice. The Committee regularly reviews these guidelines and practices and believes that the services Mercer provides to company business units do not impact the advice Mercer provides to the Committee on executive compensation matters.

Role of Company Management

The CEO makes recommendations to the Committee concerning the compensation of the other Named Executive Officers and other senior management. In addition, the CEO and CFO are involved in setting the business goals that are used as the performance goals for the annual and long-term incentive plans, subject to Committee approval. The Senior Vice President of Human Resources works closely with the Committee, Mercer and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration and (iii) communicate those decisions to management for implementation.

Peer Group Analysis

Our executive compensation program seeks to provide total compensation, when targeted levels of performance are achieved, at the median of the pay levels provided by a designated peer group of U.S. companies. We define total compensation as base salary plus annual target bonus plus the target value of long-term incentives. We use competitive median pay levels to maintain our compensation program guidelines on an annual basis (i.e., our salary structure, the leveling of our positions, our annual target bonus levels, and our long-term incentive award guidelines). We also use competitive pay levels to help in determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, and the size of long-term incentive awards). Paying at the competitive median when targeted levels of performance are achieved allows us to attract and retain the talent we need to run the business while also enabling us to maintain a competitive cost base with respect to compensation expense.

Peer Group

Our peer group consists of the following companies:

• Abbott Laboratories	• Merck & Co.
• Amgen	• Pfizer
• Eli Lilly & Co.	• Schering-Plough
• Johnson & Johnson	• Wyeth

We believe this peer group is appropriate given the unique nature of the pharmaceutical/biotechnology industry. We note that the companies in our peer group vary in size, but we do not believe that company size should be a primary factor in determining our peer group. Instead, we believe emphasis should be placed on whether a company competes directly with us for unique pharmaceutical/biotechnology talent. The companies in our peer group represent our primary competitors for executive talent and operate in a similarly-complex regulatory and research-driven environment. We monitor the composition of our peer group regularly and will make changes when appropriate. For example, we added Amgen to our peer group when Amgen established a prominent presence in the industry and became a competitor for talent. We believe it is critical to pay at a competitive level relative to this peer group in order to attract and retain the talent we need.

Mercer annually conducts a review of the compensation for our Named Executive Officers using compensation information compiled from the proxy statement disclosures of our peer group. Even though we also compete with non-U.S. peer companies, we have historically excluded them from our compensation reviews because the compensation information for these companies is not as readily available.

Determining the Individual Compensation of our Executives

This section will explain how the 2008 compensation was determined for each of our Named Executive Officers, except for our former CFO. Information on the post-termination benefits provided to our former CFO, who left the company on May 2, 2008 is provided on page 35.

Our executive compensation program is designed to provide value to the executive based on the extent to which (i) individual performance, (ii) company performance versus annual budgeted financial targets, (iii) longer-term financial performance and (iv) total return to stockholders (stock price appreciation plus dividends) meet, exceed or fall short of expectations. We believe this approach, with its emphasis on long-term compensation, serves to focus the efforts of our executives on the attainment of sustained long-term growth and profitability for the benefit of our company and our long-term stockholders. The following table shows the competitive pay position of our current Named Executive Officers in 2008:

Executive	Executive’s Total Target Compensation versus Market Pay Percentile(1)
James M. Cornelius	At 50th percentile
Jean-Marc Huet	At 75th percentile(2)
Lamberto Andreotti	At 25th percentile
Elliott Sigal, M.D., Ph.D.	At 50th percentile
Anthony C. Hooper	Between 25th and 50th percentiles

(1)	Percentile figures reflect 2008 target levels of pay for our executives, excluding any special long-term awards, versus actual levels of pay among our competitors, as disclosed in their 2008 proxies.

(2)	A compensation package at the 75th percentile was needed to attract Mr. Huet to the company in 2008.

When determining individual award levels, the Committee gives equal weight to performance against financial and operational objectives that are linked to our business strategy and total stockholder return (“Results”) and an executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Pledge and Core BMS Behaviors (“Behaviors”). The Pledge can be found on our website (www.bms.com/ourcompany/compliance_ethics/pages/pledge.aspx).	Core BMS Behaviors Leads Strategically Drives Performance Innovates Embraces Teamwork Communicates Directly Develops and Energizes People

Performance Management System

Our performance management system involves an annual review of all executives, including the Named Executive Officers, which measures individual performance over the course of the previous year against preset financial and operational objectives. The system assists in ensuring that each executive’s compensation is tied to the financial and operational performance of the company, to stockholder return, and to the executive’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Pledge. The Committee conducts the assessment process for our CEO. The CEO conducts the assessment for all of our other Named Executive Officers, except for Mr. Hooper whose assessment is conducted by his first-level manager and reviewed by the CEO. The assessment for each of these Named Executive Officers is then reviewed and approved by the Committee.

Each executive is assessed for both “Results” and “Behaviors”. The Committee uses these assessments to help it determine the size of each Named Executive Officer’s merit increase, annual bonus payment, stock options and restricted stock unit awards. Listed below are the key performance results against their objectives for each Named Executive Officer in 2008. The Committee used these results as the basis for making individual compensation decisions in 2008 as detailed below.

James M. Cornelius

•	Overall the company exceeded its 2008 financial targets as set forth on pages 20-21.

•	Made major strides in executing the company’s strategy of creating a leading, next-generation biopharmaceutical company, including:

•

On track to achieve our cost-savings targets under the company’s three-year Productivity Transformation Initiative which was launched in 2007, including $1.5 billion in savings under Wave 1 of the initiative and another $1 billion in savings under Wave 2.

•	Executed the successful sale of ConvaTec for $4.1 billion and the successful partial IPO of Mead Johnson Nutrition Company.

•

Executed the successful acquisition of biotechnology capability as part of the company’s String of Pearls strategy, including KAI Pharmaceuticals, Kosan Pharmaceuticals, PDL Pharmaceuticals and Exelixis.

•

Realized several significant achievements within our internal R&D pipeline, including: expanded labels for Abilify®, Baraclude®, Orencia® and Reyataz®; and approval of Erbitux® in Japan for head and neck cancer. While apixiban’s first Phase III study did not meet its primary endpoint, filings for saxagliptin in both the U.S. and Europe were completed.

•

Continued to demonstrate strong strategic leadership while exhibiting transparency and candor. Advanced a culture of high performance with the highest levels of integrity, compliance and ethics. Created progressively greater global engagement around the company’s vision of becoming a leading, next-generation biopharmaceutical company.

Jean-Marc Huet

•	Overall company exceeded its 2008 financial targets as set forth on pages 20-21.

•	Played a key advisory role on structuring the $720 million partial IPO of Mead Johnson Nutrition Company.

•	Energized the company around the goal of building strong cash flow management capability. Launched an initiative to improve cash flow by more than $750 million over the next three years.

•

Implemented a new global financial reporting system to strengthen the company’s risk management capabilities. Upgraded the company’s treasury capabilities and effectively managed the company’s exposure to auction rate securities purchased prior to his joining the company.

•	Served as a critical resource within the organization in challenging the status quo and encouraging innovation.

Lamberto Andreotti

•	Overall company exceeded its 2008 financial targets as set forth on pages 20-21.

•	Delivered strong year-on-year worldwide sales growth on several products, including: Baraclude® 190%, Orencia® 189%, Abilify® 128%, Sustiva® 119% and Plavix® 117%.

•	Executed the successful sale of ConvaTec for $4.1 billion and the successful partial IPO of Mead Johnson Nutrition Company.

•

Made significant progress in reducing our geographic footprint, shrinking our mature brands portfolio and consolidating our manufacturing operations. These initiatives have produced significant cost savings for the company.

•

Launched a new commercial model aimed at driving the company’s next-generation biopharmaceutical strategy. Demonstrated strong leadership in unifying and mobilizing a diverse global workforce to achieve sustainable competitive growth.

Elliott Sigal, M.D., Ph.D.

•	Produced outstanding results to position the company’s R&D pipeline as one of the strongest in the industry, including:

•	Advanced six compounds to Phase IIb clinical trials versus a target of two.

•	Produced 13 Early Candidate Nominations (ECNs) versus a target of 12.

•

Obtained approval of 10 Life Cycle Management (LCM) indications versus a target of 10, including expanded labels for Abilify®, Orencia® and Reyataz®. Met target of eight LCM submissions, including expanded labels for Abilify®, Erbitux®, Orencia®, Reyataz® and Sprycel®. .

•

Obtained a New Molecular Entity (NME) approval for Erbitux® in Japan. Produced four NME submissions: Abilify® in Canada, OnglyzaTM in the U.S. and Europe, and Orencia® in Japan. IxempraTM was not approved in Europe and apixaban first Phase III did not meet primary endpoint, delaying submission in the U.S.

•

Executed the successful acquisition of biotechnology capability as part of the company’s String of Pearls strategy, including KAI Pharmaceuticals, Kosan Pharmaceuticals, PDL Pharmaceuticals and Exelixis.

•	Demonstrated strong leadership in building and energizing a diverse R&D organization, and in driving a high level of results-oriented innovation.

•	Demonstrated strong strategic thinking. Was instrumental in helping shape the vision for a next-generation biopharmaceutical company.

Anthony C. Hooper

•	U.S. Pharmaceuticals achieved outstanding year-on-year growth in sales (118%) and pretax earnings (123%).

•	Delivered strong year-on-year U.S. sales growth on several products: Orencia® 168%, Baraclude® 159%, Abilify® 128%, Plavix® 121% and Sustiva® 120%.

•	Developed strong launch plans for potential new indications for marketed products and for several late stage products in development.

•	Demonstrated proficiency at developing robust operational strategies to address a broad range of external and internal business issues.

•

Demonstrated outstanding leadership as a communicator and motivator. Quickly galvanized the U.S. Pharmaceuticals organization around the next-generation biopharmaceutical strategy. Embedded a strong sense of personal accountability into the organization.

The Components of our 2008 Compensation Program

The main components of our executive compensation program are:

•	Base Salary

•	Annual Incentive Award

•	Long-Term Incentives

•	Long-Term Performance Awards

•	Stock Options

•	Restricted Stock Units

The following chart shows the 2008 compensation mix for these elements based on targeted compensation for all of our Named Executive Officers, excluding our former CFO who did not receive any annual or long-term incentive awards in 2008:

This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. Below, we explain how each of these components is set and describe certain changes we made to these components in 2008. The changes noted were implemented to provide for the continued alignment of our compensation program with the core elements of our compensation philosophy. The specific pay decisions with respect to our Named Executive Officers are detailed in the next section.

Base Salary—Base salaries are a tool used both to keep us competitive and help us retain talent. The base salaries of our executives are set based primarily upon the pay levels of comparable positions within our peer group and the unique qualifications and experience of the individual executives. Merit increases for our executives are determined based upon both the performance of an individual and the size of our merit increase budget in a given year. We review results of surveys that forecast what other companies’ salary increase budgets will be. We typically set our annual salary increase budgets based upon the median of such forecasts. Salary adjustments are also typically granted when executives assume significant increases in responsibility.

A Named Executive Officer’s base salary is determined by an assessment of his/her continued performance against his/her individual job responsibilities including, where appropriate, the impact of such performance on business results, market pay for the position, current salary in relation to the salary range designated for the job, experience and mastery, potential for advancement and the executive’s demonstration of the values and behaviors outlined in the BMS Pledge and Core BMS Behaviors. In addition, the Results and Behaviors assessments under the performance management system are key determinants of the size of the executive’s merit increase, if any. Using these criteria, four of the Named Executive Officers received salary increases in 2008 as follows:

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Mr. Cornelius received a salary increase of 7.1%, effective February 12, 2008, which took his base annual salary from $1,400,000 to $1,500,000. This increase coincided with Mr. Cornelius’ appointment as Chairman of the Board and recognized his expanded role and increased responsibilities.

•

Mr. Andreotti received a salary increase of 7.5%, effective March 5, 2008, which took his base salary from $1,140,950 to $1,226,521. This increase was a combination merit increase (4.75%) and special adjustment (2.75%). The merit increase fell within established company guidelines based upon competitive benchmarking and Mr. Andreotti’s individual performance level. The special adjustment recognized an expanded role for Mr. Andreotti, wherein he assumed responsibility for the company’s health care businesses (ConvaTec and Mead Johnson Nutritionals) while retaining all of his other responsibilities at the time.

•

Dr. Sigal received a salary increase of 8.53%, effective March 5, 2008, which took his salary from $921,375 to $1,000,000. This increase was a combination merit increase (5%) and special adjustment (3.53%). The merit increase fell within established company guidelines based upon competitive benchmarking and Dr. Sigal’s individual performance level. The special adjustment was intended to provide extra recognition to Dr. Sigal and to help retain him given his achievements in positioning our company’s R&D pipeline as one of the strongest in the industry.

•

Mr. Hooper received a 5.50% merit increase, effective March 5, 2008, which took his salary from $663,520 to $700,000. This increase fell within established company guidelines based upon competitive benchmarking and Mr. Hooper’s individual performance level. The fact that Mr. Hooper’s merit increase was on the higher side of our merit increase guidelines recognized the strong financial results he produced for the company in 2007.

The base salary of $900,000 that Mr. Huet received upon hire, effective March 31, 2008, did not change through the remainder of 2008. Mr. Bonfield did not receive a merit increase in March 2008 due to his expected departure from the company in May 2008.

Apart from the performance-based salary increases noted above, Dr. Sigal and Messrs. Andreotti, Hooper and Bonfield received salary adjustments on January 1, 2008 ranging from 2% to 3.5% to partially offset the elimination of perquisites that they received in prior years, including personal air travel on company aircraft, company cars, financial counseling and tax preparation. The elimination of these perquisites is discussed in greater detail on page 37.

Annual Incentives—Annual incentive awards are designed to reward the Named Executive Officers for achieving short-term financial and operational goals and to reward their individual performance, consistent with our pay for performance philosophy. A Named Executive Officer’s annual incentive award opportunity is a percentage of his/her base salary as determined by the individual’s job level.

Under the company’s 2008 bonus plan design, as described earlier, two corporate-wide measures—U.S. non-GAAP diluted earnings per share and non-GAAP cash flow—serve to fund the company’s 2008 bonus pool. Individual target bonuses, in turn, are subject to adjustment based upon the company’s performance against these corporate-wide measures. Assuming funding of the bonus pool, the actual bonus, an executive receives is based entirely on individual performance. Individual performance is assessed on the two dimensions of our performance management process—results and behaviors. Additionally, the bonuses of our Named Executive Officers and other Management Council members may be modified up or down based on the extent to which each executive meets pre-established diversity placement goals and demonstrates other actions that promote diversity (e.g., ensuring that diversity candidates are considered for developmental opportunities; including diversity candidates in succession plans; mentoring employees with diverse backgrounds; leading an employee affinity group; and holding staff members accountable for advancing our diversity objectives). We place an emphasis on diversity in our annual incentive program because we believe a diverse workforce, which engenders diversity of thought and perspective, is a source for creating a competitive advantage.

We believe this approach for determining incentive award payments balances the need to consider overall company performance, individual results specific to an executive’s functional area of responsibility, and the individual’s ability to achieve results while also demonstrating the Core BMS Behaviors. The recommended payments are reviewed and approved by the Committee in the first quarter of the year following the performance year, and the awards are paid by March 15th.

In 2008, the company significantly exceeded target on both corporate-wide performance measures. The table below shows the company’s performance versus target, the factor used to adjust target bonuses and the factor used to fund the company bonus pool:

Measure	Target	Actual	% Achieve	Target Bonus Adjustment %	Bonus Pool Funding %
EPS	$1.54	$1.74	113.0%	155.0%	162.5%
Cash Flow ($=MM)	$3,333	$3,852	115.6%	165.0%	172.5%
Average				160.0%	167.5%

The factors used to adjust target bonuses and fund the bonus pool were derived from a payout schedule that was approved by the Committee in the first quarter of 2008.

The actual annual incentives paid to our current Named Executive Officers are shown in the table below and also reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column:

Executive	Target Bonus	Adjusted Target Bonus	Actual Payout	% of Target
Mr. Cornelius	$2,237,501	$3,580,002	$4,475,000	200%
Mr. Huet	$899,996	$1,439,994	$1,583,993	176%
Mr. Andreotti	$1,454,711	$2,327,538	$2,676,668	184%
Dr. Sigal	$1,184,275	$1,894,840	$2,084,324	176%
Mr. Hooper	$555,136	$888,218	$1,065,861	192%

Consistent with the bonus plan formula described above, each Named Executive Officer’s target bonus was adjusted upward by 160% based on the company’s strong financial results. Then, an individual performance payout factor was applied to each of the adjusted target bonuses. The Committee approved individual performance factors for the Named Executive Officers ranging from 110% to 120% based on the strong individual performance results described earlier. The resulting payouts range from 176% to 200% of the unadjusted target bonuses shown above. Mr. Bonfield did not receive a bonus during 2008 due to his departure from the company.

Long-Term Incentives—Long-term incentives are designed to tie executive interests to the interests of our stockholders. The ultimate value of long-term awards is driven by stock price, which provides a direct link to the creation of stockholder value. In addition, our long-term incentive program is designed to reward individual performance. We offer three long-term award vehicles, each of which serves a different purpose:

•	Long-Term Performance Awards to reward the achievement of internal financial goals;

•	Stock Options to reward the creation of incremental stockholder value; and

•	Restricted Stock Units to help us retain key talent.

The following graph shows the 2008 target mix of our long-term incentives for all Named Executive Officers, excluding our former CFO who did not receive long-term incentive awards in 2008:

Annual grants of long-term performance awards, stock option awards and restricted stock unit awards are typically made on the first Tuesday in March to coincide with meetings of the Committee and the full Board of Directors. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk in selecting a grant date with a preferential stock price.

As the chart below details, the use of performance-based exercise thresholds for our stock options, combined with the increased emphasis placed on the Long-Term Performance Award Program in recent years, ensures that approximately 85% of the target long-term incentives mix for all our current Named Executive Officers, including the CEO, is tied to specific performance criteria, supporting our pay for performance philosophy.

Long-Term Performance Awards: This type of award, which is denominated in the form of a target number of performance shares, is based on three-year performance cycles. The target number of performance shares in an executive’s award is tied to his or her grade level. The higher an executive’s grade level, the larger the target award because executives in successively higher grade levels have correspondingly greater levels of responsibility.

In 2007, the long-term performance award design for the 2007-2009 performance period (and for subsequent periods, as deemed appropriate by the Committee) was modified such that the Committee will approve annual performance targets at the beginning of each of the three years of the cycle, with final payout made at the end of the three-year performance period. Under the prior program design, three-year cumulative performance targets were set at the beginning of the three-year performance period. This change provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight will help to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support the company’s pay for performance philosophy. We also eliminated a feature used in previous years in which payouts were adjusted based upon our three-year total stockholder return versus that of our competitors because, under Internal Revenue Code Section 162(m) rules governing performance-based compensation, it was impractical to combine a three-year total stockholder return measure with performance goals that are set annually. Given that long-term performance awards are denominated and paid in shares, however, a strong link to stockholder return remains.

2006-2008 Award: A long-term performance award was granted in 2006 which covered the three-year performance period 2006-2008. The award was based 50% on cumulative U.S. non-GAAP diluted earnings per share and 50% on cumulative net sales over the performance period and was subject to a total stockholder return multiplier. We believe that the targeted levels of performance were challenging but achievable and reflected anticipated business conditions and changes to our drug portfolio over the performance period. Minimum performance of 92% of target on either the earnings per share or sales portion of the award would be necessary for a threshold payout of 45% for that portion of the award. Maximum performance of 110% of target would result in a payout of 220% for that portion of the award. Additionally, the final payout is adjusted by up to +/- 15% based on total stockholder return versus our peer group.

The 2006-2008 award is payable in March of 2009. Based on the company’s actual performance against the performance targets established in 2006, this award will pay out at 143.5% of target. The following table summarizes the company’s performance and payout results relating to this award:

Measure	3-Yr. Target	3-Yr. Actual		% Achieve	% Payout
EPS	$3.92	$4.17	(a)	106.4%	165.7%
Sales ($=MM)	$59,049	$58,488		99.0%	95.2%
Average					130.5%
TSR Modifier					110.0	%(b)
Payout %					143.5%

(a)	Includes a per share reduction of $0.14 relating to an auction rate securities impairment charge taken by the company in 2007.

(b)	The company’s total shareholder return (stock price appreciation plus dividends) over the three-year performance period was second highest within a group of twelve pharmaceutical companies, which yielded a 110% multiplier on top of the 130.5% payout resulting solely from the company’s financial achievement. Shown below is Bristol-Myers Squibb’s total shareholder return over the performance period versus the other eleven companies as calculated by Standard & Poor’s:

Company Name	Total Shareholder Return (12/31/2005 - 12/31/2008)
Abbott Laboratories	45.840%
Bristol-Myers Squibb	18.097%
Johnson & Johnson	7.468%
Merck & Co.	7.159%
Novartis AG	1.394%
AstraZeneca PLC	-6.149%
Pfizer	-11.862%
Wyeth	-12.726%
Schering-Plough	-15.562%
GlaxoSmithKline PLC	-16.749%
Sanofi-Aventis	-19.781%
Eli Lilly & Co.	-21.130%

2007-2009 Award: A long-term performance award was granted in 2007 which covered the three-year performance period 2007-2009. This award is based 50% on U.S. non-GAAP diluted earnings per share and 50% on net sales. An achievement of 92% on a given performance measure would yield a payout of 45% of target for that portion of the award. Achievement below 92% would yield no payout. Achievement levels of 110% or higher would yield a maximum payout of 220% for that portion of the award. One-third of the award was tied to 2007 targets, one-third to 2008 targets, and the final third to 2009 targets. The entire award is payable in March of 2010. Meanwhile, payout results relating to 2007 and 2008 are recorded and banked.

Below are the achievement levels for the first year of the 2007-2009 award:

Measure	2007 Target	2007 Actual		% Achieve	% Payout
EPS	$1.25	$1.34	(a)	107.2%	178.0%
Sales ($=MM)	$19,262	$19,977		103.7%	127.1%
Payout %					152.6%

(a)	Includes a per share reduction of $0.14 relating to an auction rate securities impairment charge taken by the company in 2007.

Below are the achievement levels for the second year of the 2007-2009 award:

Measure	2008 Target	2008 Actual	% Achieve	% Payout
EPS	$1.54	$1.74	113.0%	220.0%
Sales ($=MM)	$19,627	$20,597	104.9%	144.1%
Payout %				182.1%

2008-2010 Award: The 2008-2010 award is similar in design to the 2007-2009 award, except that the payout schedule differs. Under the 2008-2010 award, achievement of 80% on a given performance measure will yield a payout of 40% of target for that portion of the award; achievement below 80% will yield no payout; and achievement levels of 115% or higher will yield a maximum payout of 165% for that portion of the award. Each of our Named Executive Officers received a 2008-2010 award (based on a fixed number of shares, rather than a dollar amount). Each such award is based 50% on U.S. non-GAAP diluted earnings per share and 50% on net sales.

Below are the achievement levels for the first year of the 2008-2010 award:

Measure	2008 Target	2008 Actual	% Achieve	% Payout
EPS	$1.54	$1.74	113.0%	155.0%
Sales ($=MM)	$19,627	$20,597	104.9%	110.8%
Payout %				132.9%

Note the difference in 2008 payout results between the 2007-2009 and 2008-2010 awards based on the same financial targets (182.1% vs. 132.9%, respectively). This is attributable to the different payout schedules mentioned above.

Special 2008-2010 Award: To drive continued cost reductions and productivity improvements through 2010, we granted a special, one-time long-term performance award in 2008 to all of our executives worldwide. Approximately 100 of our top executives, including each of our Named Executive Officers, are normally eligible for long-term performance awards on an annual basis. For this group, the special award was granted in addition to a regular 2008-2010 award and was granted in the same amount as the regular award (based on a fixed number of shares, rather than a dollar amount). In addition, approximately 400 other executives who are not normally eligible for long-term performance awards received, on a one-time basis, the special 2008-2010 award. The special award has the same payout schedule as the regular 2008-2010 award described above. The payout of the special award is tied to the extent that non-GAAP net operating cash flow and non-GAAP pretax profit margin goals, which will be approved annually by our Committee, are achieved over the 2008-2010 performance period.

Below are the achievement levels for the first year of the 2008-2010 special award:

Measure	2008 Target	2008 Actual	% Achieve	% Payout
Cash Flow ($=MM)	$3,333	$3,852	115.6%	165.0%
Pretax Margin (%)	18.8%	20.7%	110.1%	139.2%
Payout %				152.1%

When this special long-term performance award is taken into consideration, the 2008 target long-term incentive mix of our Named Executive Officers is: 52% long-term performance awards; 37% stock options; and 11% restricted stock units. This results in a long-term incentive mix in which 89% is performance-based.

Stock Options: Stock options are granted to executives as an incentive to create long-term stockholder value. The size of the annual award an executive receives is tied to a combination of grade level and individual performance. Within each grade level, we establish a guideline award. On an individual level, the executive may receive more than or less than the award guideline, or potentially no award at all, based upon the executive’s performance versus pre-established performance standards (a process which is described in the Performance Management System section below).

The annual stock option awards we grant to Named Executive Officers and other senior executives include performance-based exercise thresholds. To satisfy the exercise threshold, our common stock must close at a price at least 15% above the option exercise price for at least seven consecutive trading days. Although the options vest according to a normal vesting schedule (currently 25% a year over four years), an executive may not exercise the options unless and until the exercise threshold is satisfied. Therefore, the executive will not realize any value related to these options until the stock price appreciates at least 15%. This threshold strengthens the link between the value realized by the executive and the creation of value for the stockholders.

Restricted Stock Units: We grant service-based restricted stock unit awards to assist us in retaining key talent. Annual grants of restricted stock units for Named Executive Officers and other senior management vest one-third per year at the end of the third, fourth, and fifth anniversaries following the date of grant. The size of the annual award an executive receives is determined in the same manner as that described above for stock option awards.

In 2007, we shifted a portion of the dollar value previously allocated to restricted stock units to stock options and long-term performance awards so that time-based restricted stock units would only comprise approximately 15% of the target long-term program design for Named Executive Officers and other senior executives. In 2008, we continued this practice to ensure that approximately 85% of our long-term program remains performance-based for our senior management team.

2008 Grants of Stock Options and Restricted Stock Units to our NEOs: To further enhance the link between executive pay and the company’s performance against its business strategy, the size of each Named Executive Officer’s stock option grant and restricted stock unit award is determined in large part based on the Committee’s assessment of the executive’s performance against objectives that drive our business strategy and demonstration of behaviors consistent with the BMS Pledge and the Core BMS Behaviors under the performance management system. In March of 2008, Messrs. Andreotti and Hooper and Dr. Sigal received stock option grants and restricted stock unit awards ranging from 115% to 125% of the established guidelines. They received above-guideline awards for their leadership in stabilizing the company and laying the groundwork for strong financial results in 2007 following two significant events in 2006: (1) the launch of clopidogrel bisulfate (Plavix®), our largest-selling drug, by a generic competitor; and (2) a management restructuring, including the replacement of the then CEO. Mr. Bonfield, our outgoing CFO, did not receive annual stock option and restricted stock unit awards in 2008. Mr. Huet, our incoming CFO, received special awards upon hire, as detailed in the CFO Compensation section below. Our current CEO’s 2008 stock-based awards are explained in the CEO Compensation section below.

Compensation of Our CEO

Effective February 11, 2008, Mr. Cornelius was appointed Chairman of the Board and Chief Executive Officer of the company and his employment contract that was set to expire in May 2009 was terminated. On March 4, 2008, the Board of Directors, upon the recommendation of the Committee, determined Mr. Cornelius’ compensation for 2008 would be as follows:

•

As mentioned earlier, Mr. Cornelius received a base salary increase of 7.1%, effective February 12, 2008, bringing his new base salary to $1,500,000. His target bonus percentage remained at 150% of base salary. The base salary increase recognized Mr. Cornelius’ new, expanded role.

•	Mr. Cornelius received an award of 1,205,996 stock options and 83,844 restricted stock units. Additionally, he received 170,000 performance shares (target award opportunity) under the

2008-2010 long-term award and another 170,000 performance shares (target award opportunity) under the previously described special 2008-2010 long-term award. In total, the size of Mr. Cornelius’ 2008 stock-based awards served to recognize his increase in job responsibilities and helped to strengthen his competitive pay position. Upon taking these awards into consideration, including the 2008-2010 special long-term performance award, Mr. Cornelius’ total compensation was positioned between the 50th and 75th percentiles of his peer group in 2008.

•	Mr. Cornelius was provided with the same change-in-control protection as other Named Executive Officers.

•

Mr. Cornelius received an amended 2007-2009 Long-Term Performance Award Agreement. Under his previous agreement, Mr. Cornelius was eligible to receive a full-term award payout upon working until May 1, 2009. His new agreement only provides for a full-term payout if he works through the end of the performance period (December 31, 2009), which is the standard provision applicable to other award recipients.

Compensation of Our New CFO

Effective March 31, 2008, Mr. Huet joined the company as Senior Vice President and Chief Financial Officer, replacing Mr. Bonfield. Mr. Huet’s hire package is detailed below:

•	He received an annual base salary of $900,000 and a target bonus opportunity of 120% of base salary, resulting in a total cash compensation target opportunity of $1,980,000.

•	He also received the following awards upon hire: a cash payment of $100,000; 290,600 stock options and 16,500 restricted stock units.

•

Additionally, he received 44,000 performance shares under the 2008-2010 regular long-term award and another 44,000 performance shares under the 2008-2010 special long-term award. Other executives at Mr. Huet’s level received the same awards in 2008.

This compensation package was needed to attract Mr. Huet to the company. The job required Mr. Huet to relocate from The Netherlands, his home country, to the U.S.

Post-Termination Benefits for Our Former CFO

Mr. Bonfield received a severance payment totaling $1,923,332 in connection with his separation from the company in 2008 (see All Other Compensation Detail Table). This amount equaled two times Mr. Bonfield’s annual base salary, which is the standard severance benefit provided under our Senior Executive Severance Plan for executives at Mr. Bonfield’s level in the event of an involuntarily termination not for cause. Upon separation, Mr. Bonfield also received a lump-sum distribution of his accrued non-qualified pension benefit totaling $862,240 in accordance with standard plan provisions (see Non-Qualified Deferred Compensation Table). Mr. Bonfield’s outstanding equity awards were handled in accordance with standard plan provisions, the details of which are described herein (in Post-Termination Benefits Section on page 53, see Involuntary Termination Not for Cause Subsection).

Other Elements of 2008 Compensation

In addition to the components set above, our senior executives, including all of our Named Executive Officers, were entitled to receive the following benefits in 2008:

•	Post-Employment Benefits

•	Retirement Plans
•	Savings Plans
•	Deferred Compensation Plans
•	Severance Plan
•	Change-in-Control Arrangements

•	Other Compensation

•	General Employee Benefits

Post-Employment Benefits

We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our peer group and enhance our ability to attract and retain key talent.

Defined Benefit Pension Plans

Our defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan–Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. All U.S. employees are eligible to participate in both defined benefit plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the Named Executive Officers are provided in the Pension Benefit Table.

Savings Plans

Our savings plans allow employees to defer a portion of their base salary and to receive matching contributions from the company to supplement their income in retirement. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan–Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive matching contributions from the company in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2008, in the “All Other Compensation” column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefits Equalization Savings Plan.

Annual Incentive Deferral Plan

We maintain a non-qualified deferred compensation program which is available to all executives of the company including the Named Executive Officers. The program provides a benefit to eligible employees by allowing them to defer taxes on earned compensation. This is a common program within the company’s competitive peer group. Under the program, executives are permitted to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. We do not pay above-market interest rates on these investments. Upon retirement or termination, the employee is eligible to receive the deferred amounts based on a previously-selected payout schedule. The Committee may approve accelerated distributions in the event of an unforeseeable emergency. In 2008, none of the Named Executive Officers deferred their annual incentive award payments. The Non-Qualified Deferred Compensation Table provides more detail on this program for those Named Executive Officers who participated in the plan in previous years.

Severance Plan

The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives to help us attract and retain key talent necessary to run our company. This plan covers 14 executives, including all of the Named Executive Officers except for Mr. Andreotti, who is covered under a separate arrangement. Mr. Andreotti was formerly an Italian employee who was covered by the national collective agreement for Italian executives. Under this agreement, the company and Mr. Andreotti negotiated certain benefits, including severance benefits.

When, at the request of the company, Mr. Andreotti became a U.S. employee, we agreed to provide Mr. Andreotti with severance benefits comparable to the benefits to which he was entitled as an Italian employee. The value of this benefit for our Named Executive Officers is shown in the Post-Termination Benefits section on page 53.

Change-in-Control Arrangements

We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of the company. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within three years after a change in control.

Consistent with competitive practice, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, we will gross up the compensation to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. We believe that this is a best practice relating to gross-up provisions in change-in-control arrangements. The change-in-control agreements became effective on January 1, 2008 and extend through December 31, 2008. Effective January 1, 2009, the change-in-control agreements were amended for documentary compliance with Section 409A of the Internal Revenue Code. These agreements are automatically extended, beginning on January 1 of the following year, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred.

The Committee reviews the benefits provided under the agreements on an annual basis to ensure they meet our needs and, with the assistance of its consultant, ensure that the benefits are within competitive parameters. For 2008, the Committee decided to reduce the benefits available to prospective new executives in certain grade levels below the Executive Vice President level. This change was made on the recommendation of Mercer because it determined that the value of the benefits offered at these grade levels was slightly above competitive parameters. The Committee will continue to conduct such reviews on an annual basis to ensure the agreements conform to applicable company policies and competitive practices. The value of this benefit for Named Executive Officers is provided in the “Post-Termination Benefits” section.

As described in the CEO Compensation above, Mr. Cornelius receives the same change-in-control benefits as offered to other Named Executive Officers.

Other Compensation

Except as set forth below, we eliminated executive perquisites for our Management Council members, including our Named Executive Officers, including personal air travel on company aircraft, company cars, annual physical exams, financial counseling and tax preparation pertaining to tax returns for the 2008 calendar year and later. We also discontinued the purchase of season tickets to cultural and sporting events that were occasionally made available to senior executives. As mentioned earlier, on January 1, 2008, Dr. Sigal and Messrs. Andreotti, Hooper and Bonfield received base salary increases ranging from 2.0% to 3.5% to partially offset the elimination of these perquisites.

Due to his need to stay at a business meeting which ran longer than planned, Dr. Sigal was permitted to use corporate aircraft to make a connecting flight for personal reasons. The value of this perquisite is set forth in the All Other Compensation Detail Table. In addition, we permitted personal travel on company aircraft for family members (subject to seat availability) when accompanying an executive who was on business. While this did not result in incremental cost to the company, the executive was subject to imputed income and was required to pay taxes on such use.

In 2008, Mr. Cornelius was required to use non-commercial aircraft for air travel and was provided a security car and driver for ground transportation for security reasons. An independent security study determined that because Mr. Cornelius serves as our CEO, there is a concern that individuals or groups may target him as the personification of our company. These individuals and groups may include criminal groups and militant activists whose motivation can be monetary gain or publicity for their cause. The use of company aircraft and car and driver was not subject to gross-up for income tax purposes. The aggregate incremental cost to the company for Mr. Cornelius’ security car and driver is shown in the All Other Compensation Detail Table. Mr. Cornelius entered into an aircraft time sharing agreement with the company that enabled him to reimburse us for his personal use of company aircraft. During 2008, Mr. Cornelius reimbursed us $47,715.70, which represented all expenses relating to his personal air travel using company aircraft.

As a newly-hired employee in 2008, Mr. Huet received standard relocation benefits in connection with his move to the United States. The value of Mr. Huet’s relocation benefit is disclosed in the All Other Compensation Detail Table.

General Employee Benefits

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Our Named Executive Officers are eligible to participate in these programs. In addition, our Named Executive Officers are covered by our vacation, leave of absence and similar policies.

Tax Implications of Executive Compensation Program

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to our Named Executive Officers. A significant portion of the compensation we pay to the Named Executive Officers qualifies as “performance-based compensation” for purposes of Section 162(m) and is, therefore, fully deductible by the company for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company. The portions of compensation paid in 2008 to our Named Executive Officers that are not tax deductible include: (a) distributions to Dr. Sigal and Messrs. Cornelius, Andreotti and Hooper pursuant to the vesting of restricted stock units (see Grants of Plan-Based Awards Table and Option Exercises and Stock Vesting Table); and (b) salary amounts in excess of $1 million paid to Messrs. Cornelius and Andreotti (see Summary Compensation Table). There may be a loss of deductibility on the payout of our 2008-2010 special long-term performance award in 2011 due to the establishment of a metric under the award that did not qualify for deductibility under Section 162(m).

Management Changes

In connection with our transformation to a next-generation biopharmaceutical leader, on March 3, 2009, the Committee approved the following organizational changes and compensation arrangements affecting our named executive officers:

•

Mr. Andreotti was promoted to President and Chief Operating Officer of the company, and he was elected a member of the company’s Board of Directors. In connection with his promotion, Mr. Andreotti’s base salary will increase 2% to $1,251,000, effective April 1, 2009, and his target bonus percentage increased from 120% to 135%.

•	Mr. Huet was promoted to Executive Vice President and Chief Financial Officer. In his new role, he assumed responsibility for Strategy and Productivity, in addition to maintaining his responsibility for Finance. Mr. Huet’s base salary will increase 2% to $918,000, effective April 1, 2009, and his target bonus percentage is 120%.

•

Mr. Hooper was promoted to President, Americas. In his new role, he assumed general management responsibility for Canada, Latin America, the Middle East, Africa and certain distributor markets, in addition to maintaining his responsibility for U.S. Pharmaceuticals. In connection with his promotion, Mr. Hooper’s base salary was increased 14.3% to $800,000 and his target bonus percentage increased from 80% to 100%.

•

Dr. Sigal, our Executive Vice President, Chief Scientific Officer and President, Research and Development, will receive a 2% base salary increase to $1,020,000, effective April 1, 2009, and he received a special restricted stock unit award on March 3, 2009 valued at $2 million to recognize him for his continued achievements in creating a top-tier R&D pipeline.

Program Changes for 2009

We plan to implement certain changes to our compensation program in 2009 to help drive the successful execution of our business strategy. These changes are described below:

•

Merit Increase Budgets: We reduced our salary increase budgets by 50% in the U.S. and wherever local laws and business practices permitted us to do so outside the U.S. In the U.S., employees who are rated as fully-performing or higher will receive a 2% merit increase. We took this action to help reduce costs as part of our Productivity Transformation Initiative.

•

Incentive Plan Performance Measures: We made some changes to our performance measures for 2009 which are designed to strengthen the link between pay and performance: (1) we added total company net sales growth as a performance measure to our 2009 annual incentive program; (2) we added total company cash flow improvement as a performance measure to our 2009-2011 long-term performance award; and (3) we changed our cash flow measure from a dollar target to an improvement ratio. Now, both our annual and long-term programs have the same performance measures and weightings: U.S. non-GAAP EPS (weighted 50%), net sales (weighted 25%) and cash flow (weighted 25%). This approach focuses the organization on balancing top-line growth with strategic bottom-line growth and the efficient use of cash. In addition, we established that sales achievement would be measured excluding the effect of foreign exchange. Measuring sales achievement net of foreign exchange eliminates a factor which management does not control. We believe the combination of metrics used in our incentive programs, in conjunction with the long-term vesting of equity awards and the use of share ownership and retention guidelines, serves not to encourage executives to take unreasonable risks.

•

Fixed-Value Long-Term Performance Awards: We switched from fixed-share to fixed-value guidelines for purposes of granting 2009-2011 long-term performance awards. This creates consistency with the approach we took in 2008 to switch from fixed-share to fixed-value award guidelines for purposes of granting stock options and restricted stock unit awards. As described earlier, fixed-value guidelines enable the delivery of a desired amount of compensation based on the stock price on a given grant date.

Corporate Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

In order to preserve the link between the interests of the Named Executive Officers and those of stockholders, executives are expected to use the shares acquired upon the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the vesting of restricted stock units. We continue to maintain longstanding share ownership expectations for our senior executives. Our guidelines require that the CEO hold shares with a value of eight times his base salary before he can sell any net shares following the exercise of options or the vesting of restricted stock units. The other Named Executive Officers must hold shares with a value of five times their base salary before they can sell any net shares following the exercise of options or the vesting of restricted stock units. Once these share ownership guidelines are attained, the executive must retain 75% of all net shares acquired following any subsequent option exercises or vesting of restricted stock units for a period of one year. All executives were in compliance with our share ownership and retention guidelines during 2008.

Recoupment of Compensation

We maintain clawback provisions relating to stock options, restricted stock units and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to the company’s interests, forfeit any outstanding awards as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of the company and its stockholders.

In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, the company will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com/ourcompany/governance.

Equity Grant Policy

In 2006, the Committee approved a policy covering equity grants to all employees. For the Named Executive Officers, the policy is as follows.

Approval of Awards

•	Awards granted to the CEO must be approved by the Committee and recommended by the Committee to and approved by at least 75% of the independent directors of the Board.

•	The Committee must approve awards to all Named Executive Officers.

Grant Effective Date

Annual Awards

•	For regularly-scheduled annual awards, the grant effective date is the date in March on which the Compensation and Management Development Committee and full Board meet.

All Other Awards

•

For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

•

For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price

•	The grant price of any and all awards is the fair market value (FMV) of the company’s common stock as of the grant effective date.

•

The FMV is defined under the stockholder-approved stock incentive plan pursuant to which the award is granted. Under the plan currently in effect, the 2007 Stock Award and Incentive Plan, FMV equals the closing price on the date of grant.

Policy Against Repricing Stock Options

We have always maintained a consistent policy against repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on the company’s website at www.bms.com/ourcompany/governance.

Policy Regarding Stockholder Approval of Severance

The Board has approved a policy that requires stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on the company’s website at www.bms.com/ourcompany/governance.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 20 to 41 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on their review and discussions with management, the Committee recommended to the company’s full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

Lewis B. Campbell, Chair

Michael Grobstein

Leif Johansson

Vicki L. Sato, Ph.D.

Togo D. West, Jr.

Summary Compensation Table

The following tables and notes present the compensation provided to James M. Cornelius, Chairman and Chief Executive Officer, Jean-Marc Huet, Senior Vice President and Chief Financial Officer (Executive Vice President and Chief Financial Officer as of March 3, 2009), the three other most highly compensated Executive Officers, as well as Andrew R. J. Bonfield, former Executive Vice President and Chief Financial Officer.

Summary Compensation Table

for Fiscal Year Ended December 31, 2008, 2007, and 2006

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen- sation (5)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (6)	All Other Compen- sation (7)	Total
James M. Cornelius	2008	$1,488,077	—	$10,565,445	$7,031,034	$4,475,000	$1,341,903	$136,309	$25,037,769
Chairman &	2007	$1,352,115	$1,062,500	$1,597,415	$3,739,890	$2,220,801	$914,247	$424,954	$11,311,922
Chief Executive	2006	$379,808	—	—	$610,169	—	$164,708	$318,194	$1,472,879
Officer
Jean-Marc Huet(8)	2008	$675,000	$100,000	$960,998	$261,854	$1,583,993	$171,800	$190,911	$3,944,556
SVP & Chief
Financial Officer
Lamberto Andreotti(9)	2008	$1,211,141	—	$3,743,233	$2,178,886	$2,676,668	$887,568	$57,801	$10,755,298
EVP & COO	2007	$1,098,637	—	$1,734,272	$3,382,423	$1,866,344	$550,550	$111,922	$8,744,149
	2006	$1,008,345	—	$1,273,917	$686,843	$1,104,887	$303,124	$269,251	$4,646,366
Elliott Sigal, M.D., Ph.D.	2008	$985,845	—	$3,133,016	$1,811,215	$2,084,324	$1,579,640	$49,449	$9,643,490
EVP CSO &	2007	$880,281	—	$1,254,490	$3,638,037	$1,430,387	$1,077,995	$112,772	$8,393,962
President R&D	2006	$728,687	—	$1,078,998	$585,989	$734,616	$549,440	$68,372	$3,746,102
Anthony C. Hooper(10)	2008	$693,464	—	$2,077,395	$1,379,361	$1,065,861	$798,823	$32,591	$6,047,495
President U.S.	2007	$643,890	—	$882,683	$997,454	$681,660	$502,710	$49,371	$3,757,768
Pharmaceuticals	2006	$618,000	—	$569,675	$377,150	$465,045	$349,402	$44,812	$2,424,084
Andrew R. J. Bonfield	2008	$332,765	—	($16,611)	$2,625,192	$0	($674,074)	$1,973,397	$4,240,669
Former EVP & Chief	2007	$921,181	—	$1,330,827	$1,560,897	$829,064	$205,618	$111,148	$4,958,734
Financial Officer	2006	$809,386	—	$936,138	$674,051	$740,540	$168,112	$111,543	$3,439,770

(1)	Reflects actual salary earned. For 2008, Mr. Huet’s salary was paid from March 31, 2008, the date he assumed the position of SVP and CFO, through year-end; Mr. Bonfield’s salary was paid through his termination date of 5/2/2008. For 2006, Mr. Cornelius’ salary was paid from September 12, 2006, the date he assumed the position of Interim CEO, through year-end.

(2)	For 2007, represents Mr. Cornelius’ guaranteed bonus for the period September 30, 2006 to March 31, 2007 equal to 170% of Mr. Cornelius’ earned base salary during such period. For 2008, represents Mr. Huet’s sign-on bonus.

(3)	Represents expense recognized in the specified year under FAS 123R (without regard to estimated forfeitures) for restricted stock, restricted stock units and Long-Term Performance Awards (which are denominated in performance shares). Restricted stock granted prior to 2007 is valued based on the average of the high and low price on the grant date. Restricted stock units granted in 2007 and thereafter are valued based on the closing price on the grant date. The company pays dividends on unvested restricted stock and restricted stock units. The value of the right to receive dividends is included in the valuation of the restricted stock and restricted stock units. Long-Term Performance Awards granted prior to 2007 are valued based on the average of the high and low prices on the grant date. The 2006 award is valued using a Monte Carlo model, which resulted in a fair value of 88% of the average of the high and low prices on the grant date. The 2007 and 2008 awards are valued based on the closing price on the grant date. The value of the awards is amortized over the performance period of the award and adjusted for projected performance.

(4)	Represents expense recognized in the specified year under FAS 123R (without regard to estimated forfeitures) for stock options. Below are the assumptions used to value the awards included in the 2006, 2007, and 2008 expense which reflects the unamortized portion of the then outstanding stock option awards.

Expense Year	Grant Date	Expected Term (years)	Volatility	Risk- Free Rate	Dividend Yield	Black- Scholes Ratio	Award Recipient
2006	3/5/2002	7	31.3%	5.0%	3.0%	0.2961	Mr. Andreotti, Dr. Sigal, Mr. Hooper
2006	10/2/2002	7	31.3%	5.0%	3.0%	0.2961	Mr. Bonfield
2006, 2007	3/4/2003	7	29.6%	3.5%	4.0%	0.2227	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007, 2008	3/2/2004	7	30.0%	3.5%	4.4%	0.2117	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007, 2008	3/1/2005	7	29.1%	4.4%	4.6%	0.2160	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007, 2008	3/7/2006	6	30.0%	4.4%	4.7%	0.2010	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007, 2008	11/1/2006	6	28.1%	4.6%	4.7%	0.2501	Mr. Cornelius
2006, 2007, 2008	12/1/2006	6	28.1%	4.7%	4.7%	0.2815	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2007, 2008	3/6/2007	6	29.0%	4.7%	4.5%	0.2614	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2007, 2008	5/1/2007	6	27.1%	4.7%	4.4%	0.2461	Mr. Cornelius
2008	3/4/2008	4	31.0%	3.7%	4.4%	0.2677	Mr. Cornelius, Mr. Andreotti, Dr. Sigal, Mr. Hooper
2008	4/1/2008	7	31.8%	2.9%	4.4%	0.2160	Mr. Huet

(5)	Represents Performance Incentive Plan bonus earned. For 2008, the payment was made on March 13, 2009. For 2007 and 2006, the payments were made on March 14, 2008 and March 15, 2007, respectively.

(6)	Includes increase in estimated value of accrued benefits during the year. The company does not pay above-market interest rates on deferred compensation.

(7)	Includes value of perquisites and company contributions to the Qualified and BEP savings plans. Details of the components in this column are provided in a separate table below.

(8)	Effective March 3, 2009, Mr. Huet’s new position is Executive Vice President and Chief Financial Officer.

(9)	Effective March 3, 2009, Mr. Andreotti’s new position is President and Chief Operating Officer.

(10)	Effective March 3, 2009, Mr. Hooper’s new position is President, Americas.

All Other Compensation Detail

for 2008, 2007, and 2006

Name	Year	Car (1)	Air Travel (2)	Financial Counseling (3)	Tax Preparation (3)	Total Perquisites and Other		Company Contributions to Savings Plans	Total All Other Compensation
James M. Cornelius	2008	$69,346	$0	$0	$0	$69,346		$66,963	$136,309
	2007	$67,770	$84,636	$0	$0	$377,090	(4)	$47,864	$424,954
	2006	$9,452	$181,398	$0	$0	$318,194	(5)	$0	$318,194
Jean-Marc Huet	2008	$0	$0	$0	$0	$181,565	(9)	$9,346	$190,911
Lamberto Andreotti	2008	$0	$0	$0	$3,300	$3,300		$54,501	$57,801
	2007	$14,105	$35,953	$8,696	$3,000	$62,483	(7)	$49,439	$111,922
	2006	$13,250	$77,286	$0	$8,155	$223,875	(8)	$45,376	$269,251
Elliott Sigal, M.D., Ph.D.	2008	$0	$1,586	$0	$3,500	$5,086		$44,363	$49,449
	2007	$13,250	$48,574	$8,340	$2,995	$73,159	(6)	$39,613	$112,772
	2006	$11,076	$24,451	$0	$0	$35,581	(6)(7)	$32,791	$68,372
Anthony C. Hooper	2008	$0	$0	$0	$1,385	$1,385		$31,206	$32,591
	2007	$8,514	$0	$8,075	$3,590	$20,396	(7)	$28,975	$49,371
	2006	$8,216	$0	$8,075	$500	$17,002	(7)	$27,810	$44,812
Andrew R. J. Bonfield	2008	$0	$0	$0	$11,355	$1,958,423	(10)	$14,974	$1,973,397
	2007	$13,802	$46,492	$0	$9,400	$69,694	(6)	$41,453	$111,148
	2006	$0	$62,733	$7,688	$4,700	$75,121		$36,422	$111,543

(1)	Reflects the value of a company car. The car program was discontinued on 12/31/2007. For Mr. Cornelius, includes the cost of a company car and driver for personal travel. Pursuant to an independent third-party security study, Mr. Cornelius was required to use a company-provided car and driver.

(2)	Reflects the aggregate incremental cost to the company for personal air travel. In 2008, personal travel on company aircraft was not permitted by executives, except for Dr. Sigal, who was permitted to use corporate aircraft once to make a connecting flight for personal reasons due to his need to stay at a business meeting which ran longer than planned. The value of personal air travel includes the following: costs for fuel, maintenance labor and parts, engine reserve, APU overhaul, landing and parking fees, crew expenses, supplies, catering and costs incurred for deadhead flights. For Mr. Cornelius, this amount includes $152,772 and $84,636 for personal travel on company aircraft for 2006 and 2007, respectively, and $28,626 for personal travel on NetJets for 2006 only. Pursuant to an independent security study, Mr. Cornelius was required to use non-commercial aircraft for personal travel. For Messrs. Andreotti and Bonfield and Dr. Sigal, amounts represent personal travel on company aircraft. To the extent that the executive, family members or guests use the company aircraft for personal air travel, the executive pays taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. The company did not reimburse the executives for the taxes paid, except for Mr. Cornelius, whose taxes were reimbursed during his tenure as Interim CEO.

(3)	Reflects bills paid for financial counseling and tax preparation services. For 2008, reflects the bills paid for 2007 tax preparation services. These benefits were discontinued on 12/31/2007.

(4)	Includes costs related to eight months of housing totaling $205,181 that consists of rent ($204,000) and electrical charges ($1,181), as well as tax gross-ups of $19,503 related to personal air travel.

(5)	Includes costs related to three months of housing totaling $110,301 that consists of a processing fee ($550), common charges ($4,926), broker’s commission ($40,900), and rent ($63,925), as well as tax gross-ups of $17,043 related to personal air travel.

(6)	These executives used company tickets to attend sporting events or the opera with a guest or family member. There was no incremental cost to the company for these tickets. The company discontinued all season subscriptions to sporting events and the opera in 2007.

(7)	Total includes the cost of physical exams reimbursed by the company and/or laboratory tests & physical tests performed by company medical staff. These benefits were available to all executives of the company. These benefits were eliminated in 2008 for senior executives including our Named Executive Officers.

(8)	Includes relocation costs ($35,081) and closing costs ($90,103).

(9)	Includes relocation costs ($44,469), closing costs ($64,789) and related tax gross ups ($72,307).

(10)	Includes severance payment ($1,923,332) and the cost of continuation of health care benefits ($23,736). The severance payment was made pursuant to the Senior Executive Severance Plan.

Grants of Plan-Based Awards

2008 Fiscal Year

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				All Other Stock Awards: # of Shares of Stock or Units (6)	All Other Option Awards: # of Securities Underlying Options (7)	Exercise or Base Price of Option Awards ($/ Share) (8)	Grant Date Fair Value of Stock and Option Awards (9)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James M. Cornelius			$895,000	$2,237,501	$5,537,815
	03/25/08	01/22/08				12,750	56,667	124,667	(3)				$2,692,816
	03/19/08	01/22/08				11,333	56,666	93,499	(4)				$2,006,486
	03/19/08	01/22/08				11,333	56,666	93,499	(5)				$2,006,486
	03/04/08									83,844			$1,856,306
	03/04/08										1,205,996	$22.14	$7,146,853
Jean-Marc Huet			$359,998	$899,996	$2,227,490
	03/31/08	03/04/08				2,933	14,666	24,199	(4)				$515,437
	04/07/08	03/04/08				2,933	14,666	24,199	(5)				$532,376
	04/01/08	03/04/08								16,500			$365,970
	04/01/08	03/04/08									290,600	$22.18	$1,392,111
Lamberto Andreotti			$581,884	$1,454,711	$3,600,410
	03/25/08	01/22/08				3,300	14,667	32,267	(3)				$696,976
	03/19/08	01/22/08				2,933	14,666	24,199	(4)				$519,308
	03/19/08	01/22/08				2,933	14,666	24,199	(5)				$519,308
	03/04/08									22,358			$495,006
	03/04/08										305,909	$22.14	$1,812,847
Elliott Sigal, M.D., Ph.D.			$473,710	$1,184,275	$2,931,081
	03/25/08	01/22/08				3,300	14,667	32,267	(3)				$696,976
	03/19/08	01/22/08				2,933	14,666	24,199	(4)				$519,308
	03/19/08	01/22/08				2,933	14,666	24,199	(5)				$519,308
	03/04/08									22,358			$495,006
	03/04/08										305,909	$22.14	$1,812,847
Anthony C. Hooper			$222,054	$555,136	$1,373,962
	03/25/08	01/22/08				1,706	7,580	16,676	(3)				$360,202
	03/19/08	01/22/08				1,933	9,666	15,949	(4)				$342,263
	03/19/08	01/22/08				1,933	9,666	15,949	(5)				$342,263
	03/04/08									13,077			$289,525
	03/04/08										171,495	$22.14	$1,016,297
Andrew R. J. Bonfield	03/25/08	01/22/08				3,300	14,667	32,267	(3)				$696,976

(1)	The grant date for annual stock option and restricted stock unit awards is the date the BMS Compensation Committee approved the awards. The grant date for off-cycle stock option and restricted stock unit awards is the first business day of the month following approval of the awards. The grant date for the long-term performance awards is the date the awards were communicated to award recipients; the approval date is the date the BMS Compensation Committee approved the awards.

(2)	Target payouts under the Performance Incentive Plan are based on a targeted percentage of base salary earned during the year. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Approved maximum represents maximum in compliance with Section 162(m) of the Internal Revenue Code. Threshold represents the minimum level of performance for which payouts are authorized under our 2007 annual incentive program, and was the same for all employees participating in it. For Named Executive Officers, the Committee may use its negative discretion to award less than the threshold award even if financial targets are met.

(3)	Reflects the second tranche of the 2007-2009 Long-Term Performance Award Program. Performance targets under the 2007-2009 Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 45% of target; performance below threshold on either measure but not both measures will result in a payout of 22.5% of target, which is the threshold amount shown above; maximum performance will result in a payout of 220% of target; performance above the maximum level will result in the maximum payout.

(4)

Reflects the first tranche of the 2008-2010 Regular Long-Term Performance Award Program. Performance targets under the 2008-2010 Regular Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(5)	Reflects the first tranche of the 2008-2010 Special Long-Term Performance Award Program. Performance targets under the 2008-2010 Special Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based one-half on cash flow and one-half on pre-tax operating margin. At the end of each year, performance is assessed versus the target pre-tax operating margin and cash flow to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(6)	Restricted stock unit awards become vested 33% per year in years 3, 4, and 5.

(7)	The annual stock option awards granted on 03/04/2008 and the stock option award granted to Mr. Huet on 04/01/2008 vest in equal installments over 4 years, subject to accelerated vesting in the event of termination of employment in certain circumstances. Except for Mr. Huet’s awards, these awards are subject to a 15% price appreciation threshold and are not exercisable until the threshold is met and maintained for at least 7 consecutive trading days.

(8)	The exercise price equals the closing price of our common stock on the date of grant.

(9)	Fair value of awards under the Long-Term Performance Award Program is based on the maximum number of shares earnable and the grant-date closing price of $21.46 on 3/19/08 for the first tranche of the 2008-2010 awards and $21.60 on 3/25/08 for the second tranche of the 2007-2009 award. For Mr. Huet’s first tranche of the 2008-2010 awards, the value is based on the grant-date closing price of $21.30 on 3/31/2008 and $22.00 on 4/7/2008. Fair value of stock options is based on the number of underlying shares, the exercise price, and Black-Scholes ratios of 0.2677 for the 03/04/08 grant and 0.2160 for the 04/01/08 grant. Fair value of restricted stock units is based on the number of units and the grant-date closing price of $22.14 on 03/04/08 and $22.18 on 04/01/08. Specific valuation assumptions relating to stock options are provided in footnote 4 to the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End

2008 Fiscal Year

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)		Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)
Name	Exercisable	Unexercisable(1)
James M. Cornelius	360,000	0	(4)	$24.76	10/30/2016	83,844	(9)	$1,949,373
	0	475,000	(5)(14)	$28.68	4/30/2017	86,472	(10)	$2,010,474
	0	1,205,996	(6)(14)	$22.14	3/3/2018	103,191	(11)	$2,399,191
						75,309	(12)	$1,750,934
						86,189	(13)	$2,003,894
	360,000	1,680,996				435,005		$10,113,866
Jean-Marc Huet	0	290,600	(6)	$22.18	3/31/2018	16,500	(9)	$383,625
						19,491	(12)	$453,166
						22,307	(13)	$518,638
						58,298		$1,355,429
Lamberto Andreotti	37,859	0	(6)	$62.95	1/3/2009	6,000	(9)	$139,500
	3,365	0	(8)	$61.09	1/2/2010	12,500	(9)	$290,625
	26,817	0	(6)	$42.64	3/6/2010	83,334	(9)	$1,937,516
	18,075	18,075	(6)(15)	$59.78	3/5/2011	27,600	(9)	$641,700
	40,000	0	(6)	$48.08	3/4/2012	19,800	(9)	$460,350
	135,000	0	(6)	$23.14	3/4/2013	22,358	(9)	$519,824
	108,000	0	(6)	$28.11	3/1/2014	22,380	(10)	$520,335
	84,375	28,125	(6)(14)	$25.45	2/28/2015	26,709	(11)	$620,984
	57,500	57,500	(6)(14)	$22.73	3/6/2016	19,491	(12)	$453,166
	0	300,000	(7)(14)	$24.74	11/30/2016	22,307	(13)	$518,638
	58,680	176,040	(6)(14)	$27.01	3/5/2017
	0	305,909	(6)(14)	$22.14	3/3/2018
	569,671	885,649				262,479		$6,102,637
Elliott Sigal, M.D., Ph.D.	30,813	0	(6)	$62.95	1/3/2009	2,686	(9)	$62,450
	3,365	0	(8)	$61.09	1/2/2010	11,500	(9)	$267,375
	33,521	0	(6)	$42.64	3/6/2010	33,334	(9)	$775,016
	18,075	18,075	(6)(15)	$59.78	3/5/2011	23,000	(9)	$534,750
	65,000	0	(6)	$48.08	3/4/2012	20,625	(9)	$479,531
	68,000	0	(6)	$23.14	3/4/2013	22,358	(9)	$519,824
	48,333	0	(6)	$28.11	3/1/2014	22,380	(10)	$520,335
	77,625	25,875	(6)(14)	$25.45	2/28/2015	26,709	(11)	$620,984
	47,897	47,898	(6)(14)	$22.73	3/6/2016	19,491	(12)	$453,166
	0	300,000	(7)(14)	$24.74	11/30/2016	22,307	(13)	$518,638
	61,125	183,375	(6)(14)	$27.01	3/5/2017
	0	305,909	(6)(14)	$22.14	3/3/2018
	453,754	881,132				204,390		$4,752,068
Anthony C. Hooper	30,813	0	(6)	$62.95	1/3/2009	3,519	(9)	$81,817
	2,524	0	(8)	$61.09	1/2/2010	6,204	(9)	$144,243
	33,127	0	(6)	$42.64	3/6/2010	16,667	(9)	$387,508
	18,075	18,075	(6)(15)	$59.78	3/5/2011	18,900	(9)	$439,425
	40,000	0	(6)	$48.08	3/4/2012	26,151	(9)	$608,011
	68,000	0	(6)	$23.14	3/4/2013	13,077	(9)	$304,040
	63,333	0	(6)	$28.11	3/1/2014	11,567	(10)	$268,933
	41,874	13,959	(6)(14)	$25.45	2/28/2015	13,803	(11)	$320,920
	39,375	39,375	(6)(14)	$22.73	3/6/2016	12,846	(12)	$298,670
	0	200,000	(7)(14)	$24.74	11/30/2016	14,702	(13)	$341,822
	26,154	78,462	(6)(14)	$27.01	3/5/2017
	0	171,495	(6)(14)	$22.14	3/3/2018
	363,275	521,366				137,436		$3,195,387
Andrew R. J. Bonfield	0	0				0		$0

(1)	For annual stock option grants in 1999 to 2001, a portion of each grant was subject to an exercise threshold. Beginning with the 2005 grants, 100% of the annual grant is subject to an exercise threshold. To the extent that the threshold has not yet been met, the options appear in this column even if vested with a footnote describing the threshold. Stock option awards granted prior to 2006 become exercisable in the 9th year of the award even if the threshold is not met.

(2)	Represents unvested restricted stock/restricted stock units and annual tranches of the outstanding long-term performance plan awards earned as of 12/31/2008.

(3)	Values based on closing stock price on 12/31/2008 of $23.25.

(4)	This stock option award granted on 11/01/2006 vested 50% on 03/31/2007. The remaining 50% vested in equal monthly installments over the period of 04/01/2007 through 09/30/2007.

(5)	Stock option award granted to Mr. Cornelius upon assuming the role of Chief Executive Officer. The award vested fully at the end of one year following the grant date given that Mr. Cornelius is over age 60, but it is not exercisable as the price appreciation threshold has not been attained.

(6)	These stock option awards granted on 04/01/1998, 01/04/1999, 01/03/2000, 03/07/2000, 03/06/2001, 03/05/2002, 10/01/2002, 03/04/2003, 03/02/2004, 03/01/2005, 03/07/2006, 03/06/2007, 03/04/2008 and 4/1/2008 vest in equal annual installments of 25% over 4 years following the date of grant.

(7)	Stock options granted on 12/01/2006 vest in three equal installments at the end of years 3, 4 and 5 following the date of grant.

(8)	This award was granted in lieu of a portion of the annual incentive for 2000. The award vested 100% after one year from date of grant.

(9)	Restricted stock/restricted stock units granted on 03/02/2004, 03/01/2005, 09/20/2005, 03/07/2006, 03/06/2007, 03/04/2008 and 04/01/2008 vest in three equal installments at the end of years 3, 4 and 5 following the grant date.

(10)	Reflects the 1st tranche of the 2007-2009 long-term performance plan award at actual performance.

(11)	Reflects the 2nd tranche of the 2007-2009 long-term plan performance plan award at actual performance.

(12)	Reflects the 1st tranche of the regular 2008-2010 long-term plan performance award at actual performance.

(13)	Reflects the 1st tranche of the special 2008-2010 long-term plan performance award at actual performance.

(14)	100% of award is subject to a 15% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 7 consecutive trading days.

(15)	50% of award is subject to a 30% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 15 consecutive trading days.

Option Exercises and Stock Vesting

2008 Fiscal Year

	Options(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
James M. Cornelius	0	$0	60,000	$1,217,400(2)
			0	$0(3)
Jean-Marc Huet	0	$0	0	$0(2)
			0	$0(3)
Lamberto Andreotti	0	$0	70,583	$1,513,132(2)
			34,440	$800,730(3)
Elliott Sigal, M.D., Ph.D.	0	$0	33,435	$721,299(2)
			28,700	$667,275(3)
Anthony C. Hooper	0	$0	23,288	$505,292(2)
			25,830	$600,548(3)
Andrew R. J. Bonfield	0	$0	30,479	$708,637(2)
			0	$0(3)

(1)	Reflects shares acquired on stock option exercises. None of the executives exercised option awards.

(2)	Reflects restricted shares that vested during 2008. Value realized is based on closing price on vesting date.

(3)	Reflects 2006-2008 Long-Term Performance Award payout based on closing stock price on 12/31/2008 of $23.25. The award vested as of 12/31/2008.

Retirement Plan

The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Internal Revenue Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The key plan provisions of the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan are as follows:

•	The retirement benefit equals:

(i)	2% x Final Average Compensation x Years of Service, up to 40, minus

(ii)	1/70th of the Primary Social Security Benefit x Years of Service, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The provisions are the same as those above for the Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•	The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan.

Present Value of Accumulated Pension Benefits

2008 Fiscal Year

Name	Plan Name	# of Years of Credited Service	Present Value of Accumulated Benefits(1)
James M. Cornelius(3)	Retirement Income Plan	2.7	$123,764.81
	Benefit Equalization Plan	2.7	$2,297,093
Jean-Marc Huet	Retirement Income Plan	1.0	$14,382
	Benefit Equalization Plan	1.0	$157,419
Lamberto Andreotti(2)(3)	Retirement Income Plan	3.3	$143,076
	Benefit Equalization Plan	3.3	$1,650,125
Elliott Sigal, M.D., Ph.D.(3)	Retirement Income Plan	11.4	$455,831
	Benefit Equalization Plan	11.4	$3,873,846
Anthony C. Hooper	Retirement Income Plan	13.0	$432,921
	Benefit Equalization Plan	13.0	$2,208,963
Andrew R. J. Bonfield(4)	Retirement Income Plan	6.4	$132,137
	Benefit Equalization Plan	6.4	$0

(1)	The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2008 disclosure for the Retirement Income Plan and the Benefit Equalization Plan:

•	65% lump sum utilization for the Retirement Income Plan and 100% lump sum utilization for the Benefit Equalization Plan

•	6.50% discount rate for annuities and 5.75% discount rate for lump sums

•	the RP 2000 mortality table projected to 2016 for annuities

•	the 2009 lump sum mortality table under IRC Section 417(e)(3) (combined annuitant and nonannuitant RP2000 mortality table with projections blended 50% male/50% female) for lump sums.

These assumptions are the same as those disclosed in conformity with Generally Accepted Accounting Principles. Except for Mr. Cornelius, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension. Mr. Cornelius is assumed to begin his pension at the later of age 65 or his actual retirement date, the earliest age that he would be eligible for an unreduced pension. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement. Except for Mr. Bonfield, no pension payments were made to any other Named Executive Officer under these plans in 2008.

(2)	Does not include the value of participation in Italian government pension system. This government-mandated pension system required company contributions to the Italian government while Mr. Andreotti was in Italy and it is legally obliged to provide a pension benefit to Mr. Andreotti.

(3)	Mr. Andreotti and Dr. Sigal have met the requirements for early retirement. Mr. Cornelius has met the requirements for normal retirement.

(4)	The assumptions used in determining Mr. Bonfield’s Benefit Equalization Plan lump sum distribution payment of $862,240 were:

•	the 2008 lump sum RP2000 mortality table under IRC Section 417(e)(3)

•

discount rates of 4.47%, 4.81%, and 4.94%, the rates in effect under the three-rate system for distributions from the plan effective June 1, 2008, the first of the month following his date of separation from service.

For the Benefit Equalization Plan, default form of payment is a cash lump sum payment following separation from service. The benefit payable under the terms of the Retirement Plan does not generally commence earlier than the date a participant attains age 55.

Non-Qualified Deferred Compensation Plan

The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the BEP-Savings Plan are as follows:

•

Contributions to the BEP-Savings Plan begin once the employee’s total base salary paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

•	Employees may defer up to 20% of their base salary.

•	The company matching contribution equals 75% of the employee’s contribution, up to 6% of base salary.

•	The plan is not funded. Benefits are paid from general assets of the company.

•	Employees may allocate their contributions among 13 different investment options.

•

The employee’s full balance under the BEP-Savings Plan is paid following termination of employment, or, if an election is made at least 12 months prior to termination, the payments may be deferred until a later date, no sooner than five years following the termination date.

Non-Qualified Deferred Compensation

2008 Fiscal Year

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
James M. Cornelius(1)	$150,969	$56,613	($130,345)	$0	$272,390
Jean-Marc Huet(1)	$32,385	$9,346	($1,687)	$0	$40,043
Lamberto Andreotti(1)	$58,868	$44,151	($71,938)	$0	$226,138
Elliott Sigal M.D., Ph.D.(1)	$90,701	$34,013	($5,313)	$0	$684,216
Elliott Sigal M.D., Ph.D.(2)	$0	$0	($36,144)	$0	$1,346,403
Anthony C. Hooper(1)	$69,520	$20,856	($100,158)	$0	$609,261
Andrew R. J. Bonfield(1)(5)	$6,166	$4,624	($145,523)	($235,917)	$0
Andrew R. J. Bonfield(2)(6)	$0	$0	($71,231)	($257,385)	$0

(1)	Reflects non-qualified savings and investment program. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.

(2)	Reflects earnings and aggregate balance related to prior voluntary deferral of Performance Incentive Plan bonus.

(3)	The company does not pay above-market interest rates on non-qualified deferred compensation.

(4)	Portions of the amounts shown in this column have been included in 2008 compensation reflected in the Salary and All Other Compensation columns of the Summary Compensation Table, as follows:

	2008
Name	Salary	All Other Compensation	Total
James M. Cornelius	$150,969	$56,613	$207,583
Jean-Marc Huet	$32,385	$9,346	$41,731
Lamberto Andreotti	$58,868	$44,151	$103,020
Elliott Sigal M.D., Ph.D.	$90,701	$34,013	$124,714
Anthony C. Hooper	$69,520	$20,856	$90,375

Portions of the aggregate balances in this column reflect amounts from 2006 and 2007, which were reported in the last two Proxy Statements, and amounts from earlier years, which were reported in accordance with the then applicable proxy disclosure rules.

(5)	Mr. Bonfield received a withdrawal of $235,916.84 following his termination of employment on 5/2/08.

(6)	Following his termination of employment, Mr. Bonfield received a lump sum distribution of 12,555.3815 shares of BMS stock with the value of $257,385.32 from his account related to prior voluntary deferral of Performance Incentive Plan bonus.

Post-Termination Benefits

The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2008. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)

2008 Fiscal Year

Name	Cash Severance (1)	Non-Equity Annual Incentive (2)	In the Money Value of Options (3)	Restricted Stock (4)	Long-Term Performance Plan (5)	Retirement (6)	Savings Plan Balances (7)	Health (8)	Retiree Medical (9)	Total	Gross-Up on Excise Taxes (10)
Involuntary Termination Not for Cause
James M. Cornelius(11)	$3,000,000	$4,475,000	$0	$0	$0	$0	$0	$25,890	$0	$7,500,890	$0
Jean-Marc Huet	$1,800,000	$1,583,993	$0	$0	$971,804	$0	$0	$23,490	$0	$4,379,286	$0
Lamberto Andreotti(11)	$4,772,786	$2,676,668	$0	$0	$0	$0	$0	$24,796	$0	$7,474,250	$0
Elliott Sigal, M.D., Ph.D.(11)	$2,000,000	$2,084,324	$0	$0	$0	$0	$0	$23,890	$0	$4,108,214	$0
Anthony C. Hooper	$1,400,000	$1,065,861	$20,475	$442,076	$640,491	$0	$0	$22,690	$0	$3,591,592	$0
Qualifying Termination Within 3 Years Following a Change in Control
James M. Cornelius(12)	$11,212,500	$4,475,000	$1,338,656	$1,949,373	$0	$5,344,403	$47,730	$78,322	$3,571	$24,449,555	$8,920,086
Jean-Marc Huet	$5,920,200	$1,583,993	$310,942	$383,625	$971,804	$2,005,631	$7,501	$71,150	$67,656	$11,322,501	$3,814,953
Lamberto Andreotti(12)	$4,772,786	$2,676,668	$339,559	$3,188,784	$0	$2,509,641	$0	$75,053	$0	$13,562,491	$3,542,204
Elliott Sigal, M.D., Ph.D.(12)	$6,578,000	$2,084,324	$339,559	$2,103,707	$0	$3,513,567	$0	$72,346	$0	$14,691,503	$5,062,171
Anthony C. Hooper	$3,767,400	$1,065,861	$210,834	$1,965,044	$1,230,344	$3,128,095	$0	$68,760	$56,229	$11,492,567	$4,076,292

(1)	Involuntary termination represents severance equal to 2 times base salary except for Mr. Andreotti who has a separate severance arrangement of 2.99 times base salary and target bonus. Change in control represents 2.99 times base salary plus target bonus.

(2)	Reflects actual Performance Incentive Plan bonus earned for 2008.

(3)	Intrinsic values as of 12/31/2008 based on the closing stock price of $23.25 on 12/31/2008. For involuntary termination, represents unvested awards held at least one year. For change in control, represents all unvested awards.

(4)	Values as of 12/31/2008 based on the closing stock price of $23.25 on 12/31/2008. For involuntary termination, represents pro-rata portion. For change in control, represents all unvested shares.

(5)	Values as of 12/31/2008 based on the closing stock price of $23.25 on 12/31/2008. For involuntary termination scenarios, represents actual payouts of the first tranche of the Regular and Special 2008-2010 awards. For change in control, represents actual payouts of the first and second tranches of the 2007-2009 award and actual payouts of the first tranche of the Regular and Special 2008-2010 awards.

(6)	Change-in-control values include special early retirement subsidy and additional years of credited service and age.

(7)	Reflects vesting of unvested portion of employer matching contributions upon change in control as of 12/31/2008.

(8)	For involuntary termination, reflects health care continuation through the severance period. For change in control, represents continuation of health benefits for 3 years.

(9)	Change-in-control values reflects cost to the company for providing retiree medical benefits. They include additional years of credited service and age.

(10)	Reflects the gross-up under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 35%, excise tax of 20% and relevant state taxes. Does not reflect employment taxes or amounts attributable to the loss of itemized deductions.

(11)	Mr. Cornelius, Mr. Andreotti and Dr. Sigal are retirement-eligible under our stock plans and therefore are entitled to a pro-rata portion of restricted stock held for one year from the grant date, accelerated vesting of options held for one year from the grant date, and a pro-rata LTP payment based on months worked at the actual payout level for awards held for one year from the grant date.

(12)	Mr. Cornelius, Mr. Andreotti and Dr. Sigal are retirement-eligible under our stock plans and therefore change-in-control value reflects:

•	Options—The value of the 2008 stock option award which will not have been held for one year from the grant date.

•	Restricted Stock—The difference between a pro-rata portion of restricted stock held for one year from the grant date and all unvested restricted stock including shares held less than one year.

Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination.

Retirement and Death

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and has the full term to exercise. For retirement, exercise thresholds as described in the Compensation Discussion and Analysis (CD&A) and Outstanding Equity Awards Table, where applicable, remain in effect. Upon death, exercise thresholds lapse.

Restricted Stock/Restricted Stock Units—Employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards—Employees are eligible for a pro-rata portion of long-term performance awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical and Life Insurance—Employees with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, the employee is eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options—Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds as described in the CD&A and Outstanding Equity Awards Table, where applicable, remain in effect.

Restricted Stock/Restricted Stock Units—Upon signing a general release, employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards—Awards granted in 2007 and earlier are forfeited; however, if the employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date. For awards granted in 2008 or later, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan. If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable immediately following termination of employment with the enhanced adjustment factors that are applicable to employees eligible for early retirement.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical Insurance—If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage without company subsidy until age 55, and is eligible for the post-retirement medical benefits starting at age 55.

Cash Severance—As disclosed in the CD&A, 14 senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if their employment is terminated for any of the following reasons:

•	Involuntary termination not for “cause”;

•	The executive’s monthly base salary is reduced;

•	The executive’s grade level is reduced; or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

A terminated executive who signs a general release will be eligible for the following:

•

Severance payments in the amount of 2 times base salary for all NEOs except for Mr. Andreotti who is eligible for 2.99 times base salary and target bonus under a previously disclosed arrangement. The benefit for Mr. Andreotti is based on the benefit that he was entitled to receive as an employee in Italy prior to becoming a local U.S. employee;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Change in Control

As disclosed in the CD&A, the company has entered into change in control agreements with certain senior executives including, all of the Named Executive Officers.

To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for three years following a change in control.

“Change in Control” means the occurrence of any one of the following events after the Effective Date:

(i)	Any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

(ii)	The consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;

(iii)	The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or

(iv)	The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

A terminated executive who signs an agreement not to compete with the company for a period of one year, shall receive the following benefits:

•

A cash payment equal to 2.99 years of base salary plus target bonus. (If time between termination date and normal retirement is less than 2.99 years, then payment multiple is equal to this lesser amount of time.)

•	Payout of outstanding awards under the Long-Term Performance Award Program on a pro-rata basis at target including any award held less than one year.

•	Payout of annual bonus on a pro-rata basis at target.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock/restricted stock units, including shares/units held less than one year.

•	Three additional years of service and age for pension purposes.

•	Application of the early retirement subsidy under the Retirement Income Plan for executives who are terminated prior to age 55 as if the executive were 55 with at least ten years of service.

•	Eligibility for retiree medical benefits based on three years additional age and service.

•	Continuation of benefits for three years.

•	Vesting of unvested match in the Company Savings Plan.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

•	Payment of any legal fees incurred to enforce the agreement.

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 12, 2009, there were 1,979,863,267 shares of $0.10 par value common stock and 5,611 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of February 28, 2009, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

The table also includes the beneficial ownership of shares of common stock of Mead Johnson Nutrition Company, a public subsidiary.

Name	Bristol-Myers Squibb Company			Mead Johnson Nutrition Company
	Total Common Shares Owned(1)	Common Shares Underlying Options or Restricted Stock Units(2)	Common Shares Underlying Deferred Share Units(3)	Total Common Shares Owned(4)
L. Andreotti	898,601	665,442	0	6,000
L. B. Campbell	33,687	21,564	10,013	0
J. M. Cornelius	631,627	83,844	4,658	10,000
L. J. Freeh	18,886	1,250	17,636	0
L. H. Glimcher, M.D.	66,103	21,564	44,539	0
M. Grobstein	21,084	0	16,084	2,000
A. C. Hooper	521,792	410,337	0	4,000
J. M. Huet	72,650	72,650	0	10,000
L. Johansson	51,926	21,564	28,362	0
A. J. Lacy	15,318	0	10,318	6,000
V. L. Sato, Ph.D.	15,849	0	15,849	0
E. Sigal, M.D., Ph.D.	744,286	551,965	20,167	5,000
T. D. West, Jr.	10,791	0	10,791	1,000
R. S. Williams, M.D.	20,327	0	19,827	0

All Directors and Executive Officers as a Group	5,051,608	2,956,411	198,244	53,500

(1)	Consists of direct and indirect ownership of shares, including vested and unvested restricted stock, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days, restricted stock units that vest within 60 days and deferred share units.

(2)	Consists of shares underlying stock options that are currently exercisable, stock options that will be exercisable within 60 days and restricted stock units that will vest within 60 days.

(3)	Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

(4)	Consists of direct and indirect ownership of common shares of Mead Johnson Nutrition Company, a public subsidiary.

Principal Holders of Voting Securities

To the best of our knowledge, there are no beneficial owners of more than 5 percent of the outstanding shares of our common or preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission. To the best of our knowledge, during 2008 all applicable Section 16(a) filing requirements were met, except that Forms 4 were filed late for each of the following directors related to deferred share units accrued as of June 30, 2008: Louis J. Freeh, Michael Grobstein, Alan J. Lacy and Vicki L. Sato., Ph.D.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2009. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to appoint another independent registered public accounting firm. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2009.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP (D&T) for the years ended December 31, 2008 and 2007 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2007	2008
	(in millions)
Audit	$18.48	$16.73
Audit Related	9.32	7.22
Tax	6.10	7.02
All Other	.06	.10

Total	$33.96	$31.07

Audit fees for 2007 and 2008 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act (Section 404), statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit Related fees for 2007 and 2008 were primarily for assurance services, employee benefit plan audits, due diligence related to acquisitions and divestitures, divestiture audits and services that are not required by statute or regulation.

Tax fees for 2007 and 2008 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding executive officers) and consultations relating to our expatriate program and international compensation matters, and requests for rulings or technical advice from tax authorities.

All Other fees for 2007 and 2008 related to license fees for accounting and reporting research library services, risk management compliance services, and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.

Management has primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s auditing process on behalf of the Board of Directors.

As part of the oversight of our financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as adopted by the PCAOB.

In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have also determined that D&T’s provision of non-audit services in 2008 was compatible with, and did not impair, its independence.

We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2008 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Michael Grobstein, Chair

Lewis B. Campbell

Louis J. Freeh

Laurie H. Glimcher, M.D.

Leif Johansson

Alan J. Lacy

STOCKHOLDER PROPOSALS

We expect the following stockholder proposals (Items 3 through 6 on the proxy card) to be presented at the 2009 Annual Meeting. The Board of Directors has recommended a vote against these proposals for the policy reasons as set forth following the proposal. The stock holdings of the proponent will be provided upon request to the Secretary of Bristol-Myers Squibb.

ITEM 3—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION DISCLOSURE

The proponent of this resolution is Evelyn Y. Davis of 2600 Virginia Avenue NW, Suite 215, Washington, DC 20037.

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Bristol-Myers Squibb specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.” “Last year the owners of 141,349,267 shares, representing approximately 9.8% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary. The Securities and Exchange Commission (SEC) recently revised and expanded executive compensation disclosure requirements, adopting a principles based approach. In compliance with the SEC requirements, the Compensation Disclosure and Analysis section beginning on page 20, of this Proxy Statement, details the company’s philosophy and objectives in determining executive compensation and the various compensation methods and analyses used to accomplish those objectives. This Proxy Statement also discloses in great detail the compensation of the company’s most highly compensated employees as required by the SEC rules. The Summary Compensation Table on page 42, for example, sets forth their salary, bonus, stock and option awards, non-equity incentive plan compensation, change in pension value and all other compensation. Therefore, the Board believes that the executive compensation disclosures provided in this Proxy Statement provide stockholders with detailed information to effectively evaluate executive compensation at our company.

The Board believes that providing the additional information requested by the Proponent would place our company at a competitive disadvantage in that it would require us to disclose detailed compensation information about a larger group of employees that is not otherwise available. The Board believes that requiring our company to make disclosures other companies are not required to make could be detrimental to the company by deterring talented individuals from joining our company.

Furthermore, the Board believes that the proposal would impose unwarranted costs and administrative burdens on the company with little or no associated benefit to stockholders and, therefore, is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 4—STOCKHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

The proponent of this resolution is Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, New York 11021.

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws. This includes the 75% provision in our Charter.

Statement of Kenneth Steiner

Currently a 1%-minority can frustrate the will of our 74%-shareholder majority. Also our supermajority vote requirement(s) can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

Our directors made sure that we could not vote on this established topic at our 2008 annual meeting. Reference: Bristol-Myers Squibb Company (February 26, 2008) no action letter available through SECnet http://secnet.cch.com.

The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting. This proposal topic won up to 89% support at the following companies in 2008:

Eli Lilly (LLY)	64%
Lowe’s (LOW)	70%
McGraw-Hill (MHP)	74%
Amgen (AMGN)	79%
FirstEnergy (FE)	79%
Whirlpool (WHR)	79%
Lear Corp. (LEA)	88%
Liz Claiborne (LIZ)	89%

The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in executive pay.

•	Our directors served on boards rated “D” by The Corporate Library:

James Cornelius	DIRECTV (DTV)
Vicki Sato	Alnylam Pharmaceuticals (ALNY)
Togo West	Krispy Kreme (KKD)

•	Vicki Sato and Togo West also served on our combined nomination/compensation committee.

•	Togo West was designated a “Problem Director” by TCL due to his involvement with Krispy Kreme and its bankruptcy.

•	Togo West was also designated an “Accelerated Vesting” director for accelerating stock option vesting to avoid recognizing the related cost.

•	Lewis Campbell and Laurie Glimcher were two more “Accelerated Vesting” directors on our board.

•	Leif Johansson was potentially overextended with 4 board seats. Plus he served on our audit committee and combined nomination/compensation committee.

•	Louis Freeh received 5-times as many withheld votes compared to some of our directors.

•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

Call a special meeting.

Vote on Executive Pay.

•	Our management should take the lead and adopt the above four items instead of leaving it to shareholders to take the initiative in proposing improvements.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote

Yes on 4

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary because we do not have any supermajority provisions in our Bylaws and our stockholders already amended our Restated Certificate of Incorporation to remove all supermajority provisions affecting the rights of common stockholders, except for one. That one remaining supermajority provision requires the affirmative vote of 75% of our outstanding shares to eliminate the annual election of our directors and classify our Board. The Board believes that this supermajority provision is in the best interest of our stockholders and should not be eliminated.

The Board agrees with the Proponent that generally, our governing documents should not contain supermajority voting provisions. That is why our Board, in its continuing review of corporate governance matters, concluded that it was in the best interests of the company’s stockholders to remove all of the supermajority voting requirements applicable to our common stockholders in our Restated Certificate of Incorporation, except for requiring a supermajority vote to classify our Board. At the 2005 Annual Meeting, our stockholders overwhelmingly approved amendments to our Restated Certificate of Incorporation to eliminate the supermajority provisions with 98.12% of the votes cast in favor of the amendments. The Board, therefore, believes that this proposal has been substantially implemented.

The Board is committed to high standards of corporate governance and believes that annually electing directors is a corporate governance best practice. At the 2003 Annual Meeting of Stockholders, our Board recommended approving amendments to our Restated Certificate of Incorporation to gradually declassify our Board such that all of our directors are now annually elected for one-year terms. With 95.74% of the votes cast in favor of declassifying our Board, we believe that our stockholders also agree that the annual election of directors is best practice. In fact, in his statement supporting the proposal, the Proponent implies that he does not support classified boards. The main result of implementing this proposal, however, will be to make it easier for our company to have a classified Board structure. The Board believes that this is not in the best interests of our stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

ITEM 5—STOCKHOLDER PROPOSAL ON SPECIAL SHAREOWNER MEETINGS

The proponent of this resolution is Nick Rossi of P.O. Box 249, Boonville, California 95415.

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Nick Rossi

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favored this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, have taken special meeting rights into consideration when assigning company ratings.

This proposal topic also won from 55% to 69%-support (based on 2008 yes and no votes) at the following companies:

Entergy (ETR)	55%	Emil Rossi (Sponsor)
International Business Machines (IBM)	56%	Emil Rossi
Merck (MRK)	57%	William Steiner
Kimberly-Clark (KMB)	61%	Chris Rossi
Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings

Yes on 5

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal cannot be implemented because it is vague and would cause us to violate Delaware law. The proposal calls for us to amend our governing documents to permit holders of 10% of our outstanding common stock the power to call special shareowner meetings provided such amendments “will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.” While the proposal is unclear, we believe the two most plausible interpretations of the proponent’s request are either (i) that the ability of stockholders to call a special meeting be limited to those stockholders who are not members of management and/or the board or (ii) that any exception or exclusion condition applied to the ability of stockholders to call a special meeting must also be applied to management and/or the board. Because the proposal has multiple, reasonable interpretations, we cannot know what actions must be taken to implement this proposal.

Furthermore, the Board believes, based on a legal opinion from a prominent Delaware law firm, that implementation of the proposal under either of the above interpretations would cause us to violate Delaware law. We believe the first interpretation violates Delaware law because it requests that we discriminate among holders of the same class of our stock, contrary to Delaware law. In addition, we believe the second interpretation violates Delaware law because it would place restrictions on the ability of the Board to call a special meeting, which is also contrary to Delaware law. Therefore, Board believes that this proposal cannot be implemented.

The Board is committed to high standards of corporate governance and we have taken a number of steps to achieve greater transparency and accountability to stockholders. These practices and policies cover a wide range of matters and are described beginning on page 4 of this Proxy Statement under the heading “Corporate Governance and Board Matters.” Therefore, we do not believe that the ability of stockholders to call a special meeting is necessary to prevent the Board from becoming insulated from investors as the proponent asserts.

The Board also believes that permitting stockholders with as little as 10 percent of the outstanding stock to call a special meeting provides a means for small constituencies of stockholders to call an unlimited number of special meetings that serve only their narrow purpose. This proposal contains no limitations on the number of special meetings that may be called. Holding a stockholder meeting requires the company to incur considerable expense and dedication of resources. The Board, therefore, believes that this proposal would result in the ineffective use of company resources.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

ITEM 6—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION ADVISORY VOTE

The proponent of this resolution is the Unitarian Universalist Association of Congregations of 25 Beacon Street, Boston, Massachusetts 02108.

RESOLVED, that shareholders of Bristol-Myers Squibb Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date ten other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetricsGroup, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. We believe the statesman like approach for company leaders is to adopt an Advisory Vote voluntarily before required by law.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

The economic crisis highlights the importance of an Advisory Vote for financial companies.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board recognizes that executive compensation is a key corporate governance issue. The Board has carefully considered the proposal and the issues associated with stockholder ratification of executive pay, including having the company participate in a working group of investors and other companies to examine the feasibility of an advisory vote on executive compensation. While the Board supports strongly enhancing the dialogue between stockholders and the Board, it does not believe that it is in the best interests of our stockholders to adopt the proposal at this time and recommends a vote against it for the following reasons.

We have a comprehensive executive compensation program that emphasizes pay for performance in a competitive marketplace. The Compensation Disclosure and Analysis section beginning on page 20 of this Proxy Statement provides stockholders with complete information about our executive compensation programs, including detailed disclosure regarding the amounts and types of compensation paid to our Named Executive Officers, an analysis of the rationale behind such compensation and an explanation of the decision-making processes of Compensation and Management Development Committee (CMDC). The CMDC is composed entirely of independent directors. Given the broad range of issues surrounding executive compensation, we believe that an independent, well-informed and experienced committee of the board of directors is in the best position to make judgments about the amount and form of executive compensation needed to attract, develop and retain our executives.

While the Board believes that the CMDC is in the best position to make executive compensation decisions, the Board also recognizes the importance of understanding the concerns of our stockholders through effective and constructive dialogue. We value the perspective our stockholders bring to our decision-making processes. The Board, however, believes that the type of non-binding advisory vote that this proposal seeks would be an ineffective method of communication because such vote would not provide specific or actionable information about compensation decisions. We believe that a more meaningful method of communication, one that facilitates a sharing of views, would be for stockholders to communicate directly to the Board or to the Lead Director, who is also the Chair of the CMDC, with their specific concerns.

The Board is committed to responsible corporate governance practices and we have a strong record of responsiveness to stockholder concerns. We are always interested in hearing the thoughts and opinions of our stockholders and regularly engage in dialogue with our investors to discuss compensation and governance matters. The Board, however, does not believe that this advisory vote on executive pay proposal would provide our stockholders with useful information, and therefore, the proposal would not accomplish the goals stated by the proponent.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, no business, including the nomination of directors, may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to our company containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days from the anniversary of the prior year’s Annual Meeting. For our 2010 Annual Meeting, we must receive this notice between January 5, 2010 and February 4, 2010. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement.

Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2010 STOCKHOLDER PROPOSALS

Stockholder proposals relating to our 2010 Annual Meeting of Stockholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 25, 2009. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to stockholders.

ANNEX A

Categorical Standards of Independence

The Board has adopted the following categorical standards for determining which relationships will be considered immaterial:

a)	an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)	more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)	the director, or an immediate family member of the director, received $120,000 or less in any year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the Company);

d)	more than three years has elapsed since i) the director has been a partner with or employed by the Company’s independent auditor or ii) an immediate family member personally worked on the Company’s audit as a partner or employee of the Company’s independent auditor;

e)	the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the Company’s audit;

f)	the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)	the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)	the director of the Company is a director or an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

A-1

ANNEX B

Responsibilities of Lead Independent Director

1.	Presides at all meetings of the independent directors and any Board meeting when the Chairman/CEO is not present, including executive sessions of the independent directors;

2.	Provides feedback from executive sessions of the independent directors to the Chairman/CEO and other senior management.

3.	Approves and advises the Chairman/CEO as to the quality, quantity and timeliness of information sent to the Board and approves meeting agenda items;

4.	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

5.	Has the authority to call meetings of the independent directors;

6.	Serves as the principal liaison and facilitator between the independent directors and the Chairman/CEO;

7.	Serves a key role in the Board evaluation processes and in evaluation of the Chairman/CEO;

8.	Recommends to the Board and the Board committees the retention of advisers and consultants who report directly to the Board;

9.	Responds directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, when appropriate;

10.	If requested by major shareholders, ensures that he is available, when appropriate, for consultation and direct communication; and

11.	Performs such other duties as the Board may from time to time delegate.

B-1

DIRECTIONS TO OUR PLAINSBORO OFFICE AT

777 SCUDDERS MILL ROAD

PLAINSBORO, NJ 08536

By Car:

From New York:

Take the Lincoln Tunnel.

Take the New Jersey Turnpike South/Newark Exit

Exit Left onto I-95 South.

Merge onto NJ-18 North Via Exit 9 toward US-1/New Brunswick/Princeton.

Merge onto US-1 South toward Trenton.

Take ramp onto Scudders Mill Rd.

Our offices are approximately 1 1/2 mile on the left side of the road.

From Philadelphia:

Take I-95 North.

Merge onto US-1 North via Exit 67A toward New Brunswick.

Turn Slight Right onto Scudders Mill Road.

Our offices are approximately 1 1/2 mile on the left side of the road.

By Train:

New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Plainsboro office is approximately a 10 minute car drive from the station.

Parking:

Free parking for stockholders attending the 2009 Annual Meeting is available. Please go directly to the parking area reserved for stockholders.

Y O U R        V O T E        I S        I M P O R T A N T

P L E A S E        V O T E        Y O U R        P R O XY

P.O. BOX 4000 PRINCETON, NJ 08540

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2009 for shares in employee benefit plans or (ii) Monday, May 4, 2009 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2009 for shares in employee benefit plans or (ii) Monday, May 4, 2009 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BMSQB1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

BRISTOL-MYERS SQUIBB COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH DIRECTOR UNDER ITEM 1.

1.	Election of Directors		For	Against	Abstain				For	Against	Abstain

Nominees:

	1A)	L. Andreotti	☐	☐	☐		1F)	M. Grobstein	☐	☐	☐

	1B)	L. B. Campbell	☐	☐	☐		1G)	L. Johansson	☐	☐	☐

	1C)	J. M. Cornelius	☐	☐	☐		1H)	A. J. Lacy	☐	☐	☐

	1D)	L. J. Freeh	☐	☐	☐		1I)	V. L. Sato, Ph.D.	☐	☐	☐

	1E)	L. H. Glimcher, M.D.	☐	☐	☐		1J)	T. D. West, Jr.	☐	☐	☐

							1K)	R. S. Williams, M.D.	☐	☐	☐

						THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.			For	Against	Abstain

						2.	Ratification of Independent Registered Public Accounting Firm.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 3, 4, 5 and 6.			For	Against	Abstain

Please indicate if you plan to attend this meeting.			☐	☐		3.	Executive Compensation Disclosure.		☐	☐	☐

			Yes	No		4.	Simple Majority Vote.		☐	☐	☐

						5.	Special Shareowner Meetings.		☐	☐	☐

						6.	Executive Compensation Advisory Vote.		☐	☐	☐

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

ADMISSION TICKET

2009 Annual Meeting of Stockholders

Tuesday, May 5, 2009

9:45 A.M.

Bristol-Myers Squibb Company

777 Scudders Mill Road

Plainsboro, New Jersey

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.

This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

Bristol-Myers Squibb Company is located at 777 Scudders Mill Road, Plainsboro, New Jersey.

Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-897-2000.

Free parking for stockholders attending the 2009 Annual Meeting is available at Bristol-Myers Squibb.

Important Notice Regarding Internet Availability of Proxy Materials for the 2009 Annual Meeting:

The Notice of 2009 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 5, 2009.

The undersigned hereby appoints James M. Cornelius, Jean-Marc Huet, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on May 5, 2009 at 9:45 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, the ConvaTec Savings and Investment Plan, the Mead Johnson & Company Retirement Savings Plan and the Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 30, 2009, the Trustee will vote the shares in the same proportion as the shares to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6. The full text of the items and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)